STOCK PURCHASE AGREEMENT

by and among

HORNE INTERNATIONAL, INC.,

a Delaware corporation,

AMATA, INC.,
a Colorado corporation

and

SHAWN F. WURTSMITH AND ROBERT L. CHENEY,

THE STOCKHOLDERS OF AMATA, INC.

Dated: January 17, 2008

TABLE OF CONTENTS

Page

1. DEFINITIONS; INTERPRETATION

1.1	Definitions.

1.2	Certain Interpretive Matters.

2. PURCHASE PRICE AND NET WORTH.

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8	Purchase and Sale of the Company Common Stock and Purchase Price
Closing and Payments at Closing.
Determination of Net Worth.
Adjustment to Purchase Price
Earn-Out
Consulting Contract Payments.
Initial Excell Payments.
Form of Payments.

3. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS

3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12 3.13 3.14 3.15 3.16 3.17 3.18 3.19 3.20 3.21 3.22 3.23 3.24 3.25 3.26 3.27 3.28 3.29 3.30 3.31 3.32 3.33 3.34 3.35 3.36	Organization
Authorization; Corporate Documentation.
Title to the Company Common Stock
Capitalization
Binding Agreement
No Breach.
Permits
Compliance with Laws
Title to and Sufficiency of Assets
Condition of Personal Property
Accounts Receivable
Intellectual Property.
Contracts.
Litigation
Financial Statements
Liabilities
Tax Matters.
Insolvency Proceedings
Employee Benefit Plans; ERISA.
Insurance.
Environmental Matters.
Real Property.
No Other Agreement To Sell
Transactions with Certain Persons
Disclosure.
No Affiliates
Employees and Contractors.
Government Audits
Labor Relations
Board and Stockholder Approval
Brokers
Bank Accounts
Suppliers and Customers
Absence of Changes
Securities Matters.
Internal Controls

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10	Organization Necessary Authority No Breach Brokers Litigation; Compliance with Laws. Investment Intent. SEC Filings. Binding Agreement Capitalization Board Approval

5. PRE-CLOSING COVENANTS.

5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15	Affirmative Covenants of Company and Sellers.
Negative Covenants of Company and Sellers
Notice of Certain Events
Access.
Financial Statements
No Negotiations
Confidentiality
No Inconsistent Action.
Permits
Taxes and Assessments
Obligations to Employees
Further Action; Efforts.
Working Capital Loans.
Disclosure; Schedule Updates.
Seller Notes.

6. CLOSING CONDITIONS TO PURCHASER’S OBLIGATIONS

6.1 6.2 6.3 6.4 6.5 6.6 6.7	Representations and Warranties.
Compliance with Covenants.
PTP Receivable.
Closing Documents to be Delivered by Company and Sellers
Required Third Party Consents
Governmental Consents, Approval and Waivers
Execution of Amendments to the Key Employee Employment Agreements

6.8	Execution of Seller Non-Competition, Non-Solicitation and Non-Disclosure Agreements

6.9 6.10 6.11 6.12 6.13 6.14 6.15 6.16 6.17	Execution of Seller Employment Agreements
Execution of Stockholders Voting Agreement
Termination of Existing Company Stockholders Agreement.
Amendment or Replacement of Consulting Contracts.
Assignment of ECSI Obligations and Liabilities.
Resignations
Indebtedness to Sellers.
Indebtedness of Sellers.
No Material Adverse Effect.

7. CLOSING CONDITIONS TO COMPANY’S AND SELLERS’ OBLIGATIONS.

7.1 7.2 7.3 7.4 7.5	Representations and Warranties Compliance with Covenants Closing Documents to be Delivered by Purchaser Governmental Consents and Waivers Election to Purchaser Board

8. INDEMNIFICATION.

8.1 8.2 8.3 8.4 8.5 8.6 8.7	Indemnification by the Seller
Indemnification by the Purchaser
Survival of Representations and Warranties
Certain Limitations on Indemnification Obligations.
Satisfaction of Sellers’ Indemnity Obligations
Defense of Claims
Non-Third Party Claims

8.8	Further Limitations Upon Seller Parties’ or Purchaser Parties’ Indemnification Obligations

8.9 8.10 8.11 8.12 8.13	Liability of the Company Tax Treatment No Waiver No Right of Contribution Against Company Exclusive Remedy

9. TERMINATION.

9.1	Termination.

9.2	Effect of Termination

10. POST CLOSING MATTERS

10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11	Cooperation
Litigation Support
Transition; Standard Employee NDAs
Confidentiality
Books and Records
Cooperation and Records Retention
Preemptive Rights
Registration Statement.
Tax Matters.
338(h)(10) Election
Seller Guarantees

11. EXPENSES.

12. FURTHER ASSURANCES

13. AMENDMENT; BENEFIT AND ASSIGNABILITY

14. NOTICES

15. WAIVER

16. ENTIRE AGREEMENT

17. COUNTERPARTS

18. CONSTRUCTION

19. EXHIBITS AND DISCLOSURE SCHEDULES

20. SEVERABILITY

21. CHOICE OF LAW

22. PUBLIC STATEMENTS

23. COUNSEL

24. REMEDIES

25. NO THIRD PARTY BENEFICIARIES

26. ATTORNEYS’ FEES

Exhibits
Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibits H-1 through H-3 Exhibits I-1	Form of Promissory Note
Form of Standard Employee NDA
Form of Seller Non-Competition, Non-Solicitation and Non-
Form of Seller Employment Agreements
Form of Stockholders Voting Agreement
Form of Opinion of Counsel to Sellers and Company
Form of Opinion of Counsel to Purchaser
Forms of Amendments/Replacements of Consulting Contracts

	Forms of Amendments to Key Employee Employment Agreements	Disclosure Agreement

through I-4

Schedules
Schedule EO
Disclosure Schedules

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 17th day of January, 2008, by and among (i) HORNE INTERNATIONAL, INC., a Delaware corporation (“Purchaser”), (ii) AMATA, INC., a Colorado corporation (“Company”), and (iii) SHAWN F. WURTSMITH (“Wurtsmith”) and ROBERT L. CHENEY (“Cheney”) (each individually, a “Seller” and collectively, “Sellers”).

RECITALS:

A. Sellers collectively own all of the issued and outstanding capital stock of Company, consisting of two thousand (2,000) shares common stock, $0.001 par value per share (the “Company Common Stock”).

B. Sellers desire to sell and convey the Company Common Stock to Purchaser, and Purchaser desires to purchase the Company Common Stock from Sellers, upon the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms will have the respective meanings set forth below:

1.1 Definitions.

"Actual Net Worth” shall have the meaning set forth in Section 2.4.

“Adjusted Net Accounts Receivable” shall have the meaning set forth in Schedule EO hereto.

“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall have the meaning set forth in the Code.

“Applicable Rate” shall have the meaning set forth in Schedule EO hereto.

“Asset Allocation Statement” shall have the meaning set forth in Section 10.10 hereof.

“Assets” means all cash and cash equivalents, marketable securities, accounts receivable, notes receivable, Personal Property and Real Property of Company, all Contracts, Leases and Property Warranties to which Company is a party, all Permits held by Company, all Intellectual Property and all other assets of Company.

“Base Earn-out Amount” shall have the meaning set forth in Schedule EO hereto.

“Basket Amount” shall have the meaning set forth in Section 8.4(a) hereof.

“Benefit Plans” shall have the meaning set forth in Section 3.19(a) hereof.

“Budgets” shall have the meaning set forth in Section 5.13 hereof.

“Business” shall have the meaning set forth in the Recitals to this Agreement.

“Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in Fairfax, VA are open for the general transaction of business.

“Cap” shall have the meaning set forth in Section 8.4(b) hereof.

“Change of Control” shall mean (i) a sale or other disposition of all or substantially all of the assets of the Company or Purchaser; or (ii) any consolidation or merger of the Company or Purchaser with or into any other Person (other than Purchaser or any affiliate of Purchaser), or any other corporate reorganization, other than any such transaction following which the beneficial owners of the Company or Purchaser, as applicable, immediately prior to such consolidation, merger or reorganization retain, by virtue of their beneficial ownership interests in the Company or Purchaser, as applicable, at least fifty percent (50%) of the outstanding capital stock or otherwise retain voting control of the surviving corporation immediately after such consolidation, merger or reorganization.

“Cheney” shall have the meaning set forth in the Preamble to this Agreement.

“Closing” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing Date” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing Date Cash Payment” shall have the meaning set forth in Section 2.1(a) hereof.

“Closing Payment” shall have the meaning set forth in Section 2.2(d) hereof.

“Closing Payment Certificate” shall have the meaning set forth in Section 2.3 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“Company Indebtedness” means at any given time, the outstanding principal of, and accrued and unpaid interest on, and any premiums, prepayment fees and penalties due upon prepayment and full satisfaction of, all bank or other third party indebtedness for borrowed money of the Company, including indebtedness under any bank credit agreement and any other related agreements; provided, that, for purposes of clarity, “Company Indebtedness” shall exclude normal due course trade payables with respect to business operations, leases and purchase orders issued in the Ordinary Course of Business.

“Company’s Representatives” shall have the meaning set forth in Section 5.4(b).

“Confidential Information” means any information concerning the business and affairs of the Company or the Assets, that is not generally available to the public, including but not limited to know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies.

“Consulting Contracts” means the following Contracts to which the Company is a party: (a) Consulting Contract by and between CFO, Inc. and Company dated December 5, 2006; (b) Consulting Contract by and between Susan S. Talso and Company dated September 16, 2006; and (c) Consulting Contract (the “Excell Consulting Contract”) by and between Excell Consulting International, Inc. (“Excell”) and Company dated June 27, 2007.

“Consulting Contract Payments” shall have the meaning set forth in Section 2.6(a)(i).

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which Company is a party or which are binding upon Company or the Assets, and which are in effect on the date hereof, including, without limitation, those listed on Schedule 3.13 or Schedule 3.22.

“Convertible Securities” shall have the meaning set forth in the definition of “Exempted Securities” below.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Corporate Allocations” shall have the meaning set forth in Schedule EO hereto.

“Cumulative Base Earn-out Amount” shall have the meaning set forth in Schedule EO hereto.

“Deferral Amount” shall have the meaning set forth in Schedule EO hereto.

“Deferral Rate” shall have the meaning set forth in Schedule EO hereto.

“Derivative Securities” shall mean any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Purchaser Common Stock, including Options and Convertible Securities.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Earn-Out Payment(s)” shall have the meaning set forth in Schedule EO hereto.

“Earn-Out Period” shall have the meaning set forth in Schedule EO hereto.

“Earn-out Report” shall have the meaning set forth in Schedule EO hereto.

"ECSI” shall have the meaning set forth in the definition of “Net Worth” contained in this Section 1.

“Effective Time” shall have the meaning set forth in Section 2.2(a) hereof.

“Election” shall have the meaning set forth in Section 10.10 hereof.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by Company or any other Person. With respect to claims by employees or any other third parties, Environmental Condition shall also include the exposure of Persons to amounts of Hazardous Materials in amounts that have been determined to be deleterious to human health.

“Environmental Laws” means all currently applicable federal, state and local laws, ordinances, rules and regulations and standards, policies and other governmental requirements, administrative rulings and court judgments and decrees, including all amendments, and requirements applicable under common law that relate to (1) pollution; (2) the protection of human health and safety; (3) the protection or regulation of the environment, including without limitation, air, soils, wetlands, surface and underground water; (4) aboveground or underground storage tank regulation or removal; (5) wildlife; (6) protection or regulation of natural resources; (7) radioactive materials, including without limitation radon; (8) indoor air quality; and (9) chemicals, pesticides, mold or fungus or similar substances. “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 5101, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. 11001, et seq., The Atomic Energy Act, 42 U.S.C. Section 2014, et seq., the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq., the Endangered Species Act, 16 U.S.C. Section 1531, et seq., the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. Section 136, et seq., and their state analogs, all applicable state superlien or environmental clean-up or disclosure statutes in the states in which the Leased Premises are located, and all similar local laws, and all implementing regulations.

“Environmental Noncompliance” means any violation of any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder

“Estimated Closing Date Balance Sheet” shall have the meaning set forth in Section 2.3(a) hereof.

“Estimated Net Worth” shall have the meaning set forth in Section 2.3(a) hereof.

“Excell” shall have the meaning set forth in the definition of “Consulting Contracts” contained in this Section 1.1.

“Excell Consulting Contract” shall have the meaning set forth in the definition of “Consulting Contracts” contained in this Section 1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempted Securities” shall mean any or all of the following: (i) (A) shares of Purchaser Common Stock, (B) rights, options or warrants to subscribe for, purchase or otherwise acquire Purchaser Common Stock (“Options”) or (C) evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Purchaser Common Stock, (other than Options) (“Convertible Securities”), in each case of (A)-(C) above, issued as a dividend or distribution on any series of Purchaser preferred stock now or hereafter issued; (ii) shares of Purchaser Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Purchaser Common Stock, (iii) shares of Purchaser Common Stock, Options or Convertible Securities issued to employees or directors of, or consultants or advisors to, the Purchaser or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the board of directors of Purchaser; (iv) shares of Purchaser Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Purchaser Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; (v) shares of Purchaser Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the board of directors of Purchaser; (vi) shares of Purchaser Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the board of directors of Purchaser; (vii) shares of Purchaser Common Stock, Options or Convertible Securities issued pursuant to the acquisition of any equity interests or assets of another Person by Purchaser (or an affiliate thereof) or pursuant to a joint venture agreement, provided, that such issuances are approved by the board of directors of Purchaser; (viii) shares of Purchaser Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the board of directors of Purchaser; and (ix) shares of Purchaser Common Stock or Convertible Securities issued in connection with a Qualified Public Offering.

“Existing Contracts” shall have the meaning set forth in Schedule EO hereto.

“Financial Statements” shall have the meaning set forth in Section 3.15 hereof.

“Fiscal Year” means the fiscal year of the Purchaser.

“Future Buyer” shall have the meaning set forth in Schedule EO hereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Government” means the government of the United States of America, its agencies and instrumentalities.

“Government Bid” means any offer made by Company prior to the Closing Date, which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract or other similar arrangement of any kind, between Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” shall mean any materials regulated as hazardous or toxic under applicable Environmental Laws, or any other material regulated, or that could result in the imposition of liability, under Environmental Laws, including, without limitation, petroleum, petroleum products, fuel oil, crude oil or any fraction thereof, derivatives or byproducts of petroleum products or fuel oil, natural gas, mold, hazardous substances, toxic substances, polychlorinated biphenyls, any materials containing more than one percent (1%) asbestos by weight and any other substance determined to present a deleterious effect on human health or the environment.

“Holdback Shares” shall have the meaning set forth in Section 2.1(c) hereof.

“Independent Accounting Firm” shall mean PriceWaterhouseCoopers or such other nationally recognized accounting firm mutually agreed upon by Purchaser and Sellers; provided, however, that the Independent Accounting Firm may not have had a business relationship with any of the Sellers, Company or Purchaser or any Affiliate of the Sellers, Company or Purchaser within the three (3) years immediately preceding the Closing.

“Initial Amount” shall have the meaning set forth in Schedule EO hereto.

“Initial Excell Payments” shall have the meaning set forth in Section 2.7 hereof.

“Initial Note” shall mean that certain promissory note in the initial principal amount of $250,000, dated September 11, 2007 issued to the order of Purchaser by Company, pursuant to that certain Loan Agreement as of the same date by and between Purchaser and Company.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by, licensed to, or otherwise used or held for use by Company: (a) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”); (c) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights (collectively, “Copyrights”); (d) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”); (e) all web sites and web pages and related rights, items and documentation related thereto (collectively, “Internet Assets”); (f) computer software programs, including all source code, object code, and documentation related thereto (“Software”); and (g) all licenses, and sublicenses, and other agreements or permissions related to the preceding property.

“Internet Assets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“IP Licenses” shall have the meaning set forth in Section 3.12(a) hereof.

“IRS” means Internal Revenue Service.

“Key Employee Employment Agreements” shall mean (i) the Executive Employment Agreement, dated as of September 1, 2007, by and between the Company and Dennis L. Lineberry, (ii) the Employment Agreement, dated as of October 1, 2007, by and between the Company and Charles D. Dahn, (iii) the Employment Agreement, dated as of October 1, 2007, by and between the Company and Kevin E. Chavez, and (iv) the Employment Agreement, dated as of October 1, 2007, by and between the Company and Peter C. Heumann.

“Knowledge” means (a) with respect to Company, the actual knowledge after Reasonable Inquiry of Wurtsmith, Cheney, Dennis L. Lineberry, Charles D. Dahn, Kevin E. Chavez, Peter C. Heumann and/or Emery Talso, and (b) with respect to any Seller, the actual knowledge of such Seller after Reasonable Inquiry.

“Laws” shall have the meaning set forth in Section 3.6 hereof.

“Lease(s)” shall have the meaning set forth in Section 3.22(a) hereof.

“Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

“Leased Premises” shall have the meaning set forth in Section 3.22(a) hereof.

“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, and other encumbrances on or ownership interests in the Assets or the Company Common Stock, as applicable.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, diminution in value, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means, with respect to a Person, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses or other franchises or results of operations of such Person or (b) does or would reasonably be expected to materially impair or delay the ability of such Person to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, that a “Material Adverse Effect” does not include material adverse changes or effects on the assets, business or financial condition or results of operations of such Person caused by changes in any general business or economic conditions, provided that such Person is not disproportionately affected by such changes.

“Maximum Aggregate Indemnification Limitation” shall have the meaning set forth in Section 8.4(c).

“Maximum Consulting Contract Amount” shall have the meaning set forth in Section 2.6(a).

“Maximum Initial Excell Payment Amount” shall have the meaning set forth in Section 2.7 hereof.

“Net Accounts Receivable” shall have the meaning set forth in Schedule EO hereto.

“Net Income” shall have the meaning set forth in Schedule EO hereto.

“Net Worth” means the difference (whether positive or negative) of (a) the total assets (other than intangible assets) of the Company as of the Closing Date, minus (b) the total liabilities of the Company as of the Closing Date, in each case as determined in accordance with GAAP (as consistently applied by the Company) immediately prior to the consummation of the purchase and sale of the Company Common Stock contemplated hereby; provided, that:

(i) “total assets” shall exclude any receivable from, or other amount payable resulting from the ECSI contract, ECSI International, Inc. (“ECSI”) pursuant to that certain Settlement Agreement, dated as of October 9, 2007, by and between ECSI and the Company;

(ii) “total assets” shall exclude any indebtedness of the Sellers to the Company; and

(iii) “total liabilities” shall exclude any payable from ECSI.

“Net Worth Target” shall mean (i) negative One Million Two Hundred Forty-Four Thousand Dollars (<$1,244,000>) plus (ii) all amounts outstanding (including without limitation all interest accrued) as of the Closing Date under the Working Capital Notes, expressed as a negative dollar amount. By way of example, if the aggregate amount outstanding under Working Capital Notes on the Closing Date is $500,000, the Net Worth Target will be negative One Million Seven Hundred Forty-Four Dollars (<$1,744,000>).

“New Securities” means, collectively, Purchaser Common Stock, whether or not currently authorized, as well as rights, options, or warrants to purchase such Purchaser Common Stock, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such Purchaser Common Stock.

“Notices” shall have the meaning set forth in Section 14 hereof.

“Offer Notice” shall have the meaning set forth in Section 10.7(a) hereof.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is taken in accordance with sound and prudent business practices as determined by a commercially reasonable standard; and (c) such action is not required to be authorized by the stockholders of such Person, the board of directors of such Person or any committee of the board of directors of such Person and does not require any other separate or special authorization of any nature.

“Patents” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, or orders of, any Governmental Authority or any other Person, required for Company to own the Assets or conduct Company’s business as is now being conducted.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens that do not materially interfere with the use of the properties or assets by Company and which do not materially impair the value of such properties or assets, and (c) Liens as of the date hereof set forth on Schedule 3.9 hereof.

“Permitted Use” shall have the meaning set forth in Section 10.5 hereof.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned or leased by Company and used or useful in the conduct of Company’s business or the operations of Company’s business including, without limitation, the Personal Property identified on Schedule 3.10.

“Pro Rata Share” means, with respect to (a) Wurtsmith – Fifty Percent (50%) and (b) Cheney – Fifty Percent (50%).

“Promissory Note” shall have the meaning set forth in Section 2.1(b) hereof.

“Property Warranties” means all of Company’s rights under any manufacturers’, vendors’ or other warranties relating to the Assets.

“Purchase Price” shall have the meaning set forth in Section 2.1 hereof.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser’s Representatives” shall have the meaning set forth in Section 5.4(a).

“Purchaser Reports” shall have the meaning set forth in Section 4.7 hereof.

“Purchaser Shares” shall have the meaning set forth in Section 2.1(c) hereof.

“Purchaser Common Stock” shall have the meaning set forth in Section 4.9 hereof.

“Purchaser Parties” shall have the meaning set forth in Section 8.1 hereof.

"PTP” shall have the meaning set forth in Section 2.1(c) hereof.

"PTP Invoices” shall have the meaning set forth in Section 2.7 hereof.

“Qualified Public Offering” shall mean any public offering of securities by the Purchaser for an aggregate offering price of $10,000,000 or more.

“Real Property” shall have the meaning set forth in Section 3.22(d) hereof.

“Reasonable Best Efforts” means the efforts that a reasonably prudent Person would use to achieve a result as expeditiously as possible.

“Reasonable Inquiry” shall mean the investigation that a reasonably prudent manager (or applicable Person) would conduct to determine the accuracy of such matter in accordance with the reasonable scope of duties and responsibilities of such manager existing on the date hereof and the Closing Date.

“Regulations” means the United States Treasury regulations promulgated under the Code.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and direct and indirect controlling persons.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Exchange Act.

“Section 338 Forms” shall have the meaning set forth in Section 10.10 hereof.

“Section 409A Plan” shall have the meaning set forth in Section 3.19(j) hereof.

“Securities Act” shall have the meaning set forth in Section 3.35 hereof.

“Seller Employment Agreements” shall have the meaning set forth in Section 6.9 hereof.

“Seller Non-Competition, Non-Solicitation and Non-Disclosure Agreements” shall have the meaning set forth in Section 6.8 hereof.

“Seller Parties” shall have the meaning set forth in Section 8.2 hereof.

“Sellers” shall have the meaning set forth in the Preamble to this Agreement.

“Software” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Standard Employee NDAs” shall have the meaning set forth in Section 10.3 hereof.

“Statement Date” shall have the meaning set forth in Section 3.15 hereof.

“Stockholders Voting Agreement” shall have the meaning set forth in Section 6.10 hereof.

“Stub Period” shall have the meaning set forth in Schedule EO hereto.

“Stub Period End Date” shall have the meaning set forth in Schedule EO hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; it being understood that the foregoing will include any transferee or secondary liability for a Tax and any liability assumed or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar contract or arrangement.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of Company or any Affiliates of Company other than Sellers or the administration of any Laws or administrative requirements relating to any Taxes.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.

“Working Capital Notes” shall have the meaning set forth in Section 5.15 hereof.

“Wurtsmith” shall have the meaning set forth in the Preamble to this Agreement.

1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a) words of the masculine or neuter gender shall include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number shall each include the singular number or the plural number;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

(d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(e) reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

(f) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

2. PURCHASE PRICE AND NET WORTH.

2.1 Purchase and Sale of the Company Common Stock and Purchase Price. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Sellers shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase and accept from Sellers, the Company Common Stock. In full payment for the Company Common Stock, Purchaser shall pay, assume, or issue, as the case may be, to the Sellers the following:

(a) Two Million Dollars ($2,000,000) in cash (the “Closing Date Cash Payment”);

(b) Promissory notes made payable to each Seller in an original principal amount equal to the Seller’s Pro Rata Share of (i) Two Million Dollars ($2,000,000) minus (ii) all amounts outstanding (including without limitation all accrued interest) under the Initial Note as of the Closing Date (with the principal amounts and the payments due thereunder further adjusted pursuant to clauses (i) and (ii) of this Section 2.1(b), below) in the form attached hereto as Exhibit A (each, a “Promissory Note”), with the principal under such Promissory Notes payable as follows:

(i) One Million Dollars ($1,000,000) minus the amount by which Estimated Net Worth is less than the Net Worth Target (i.e., the amount by which the Estimated Net Worth is a greater negative number than the Net Worth Target), if applicable, with such estimate determined in accordance with Section 2.3(a) hereof, due and payable on March 1, 2008 (it being agreed by the parties that there shall be no adjustment to the first payment under the Promissory Notes to the extent that Estimated Net Worth equals or exceeds the Net Worth Target (i.e., to the extent that Estimated Net Worth is equal to, or a lesser negative number than, the Net Worth Target)); and

(ii) The remaining balance, as adjusted pursuant to Section 2.4 hereof, due and payable on January 1, 2009.

(c) A number of shares of Purchaser Common Stock, (the “Purchaser Shares”), as determined by the quotient of (i) the deemed value of the Purchaser Shares, or Five Million Two Hundred Thousand Dollars ($5,200,000), divided by (ii) the volume weighted average closing price of the Purchaser Common Stock for the twenty (20) trading days immediately preceding the earlier of (x) the Closing Date and (y) the date on which the Purchaser makes a public announcement of the terms of the transactions contemplated by this Agreement; provided, however, that in no event shall such volume weighted average closing price of the Purchaser Common Stock be less than forty cents ($0.40) per share of Purchaser Common Stock. The Purchaser Shares will be released to the Sellers as follows: (i) One Million (1,000,000) of the Purchaser Shares will be held back by the Purchaser (the “Holdback Shares”) in escrow for a period of two (2) years following the Closing to partially secure the indemnification obligations of the Sellers set forth in Section 8 hereof; and (ii) within five (5) Business Days of the date revenues are received by the Company from Pacific Texas Pipeline (“PTP”) following the Closing (determined on a cash-received basis, and not an accrual or booked revenues basis) and verified by the Purchaser to its reasonable satisfaction, the Purchaser shall issue to the Sellers a number of Purchaser Shares equal to the product obtained by multiplying:

(A) the quotient obtained by dividing (1) the total number of Purchaser Shares as determined by the first paragraph of this Section 2.1(a) above less the Holdback Shares by (2) Seven Million Six Hundred Five Thousand (7,605,000) by

(B) the dollar amount of cash revenues so received by the Company from PTP and verified by the Purchaser.

For purposes of clarity and solely by way of example, (A) if the total number of Purchaser Shares less the Holdback Shares is 12,000,000, and following the Closing the Company receives, and the Purchaser verifies the receipt of, $1,000,000 in cash revenues from PTP, the Sellers would receive, within five (5) Business Days of such verification, a total of 1,577,909 Purchaser Shares, and (B) if and when an aggregate of $7,605,000 of cash revenues have been received by the Company from PTP following the Closing and verified by the Purchaser, all of the Purchaser Shares (less the Holdback Shares) will have been released to the Sellers. In addition, for purposes of clarity, any amounts received from PTP prior to the Closing, including without limitation any portion of $2,395,000 PTP receivable described in Section 6.3 hereof, shall not be included in the calculation of the Purchase Shares to be issued to the Sellers pursuant to this Section 2.1(c).

The Purchaser Shares issued to Sellers will contain customary legends with respect to applicable restrictions under securities Laws, and such other legends as are required under the terms of the Stockholders Agreement.

(d) the right to receive the Earn-Out Payments subject to and in accordance with Section 2.5 hereof and Schedule EO hereto; and

(e) cancellation of the Initial Note and the Working Capital Notes by Purchaser.

The Closing Date Cash Payment, the principal amounts of the Initial Note and the Working Capital Notes, the Promissory Note(s), the Purchaser Shares, any Earn-Out Payments, and the cancellation of the Initial Note shall be referred to collectively as the “Purchase Price.”

2.2 Closing and Payments at Closing.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the office of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, VA 22102, commencing at 10:00 a.m. local time on the date that is five (5) Business Days immediately following the satisfaction (or waiver) of the conditions set forth in Section 6 and Section 7 hereof, or such other date, time and place as the parties may mutually agree (such date, the “Closing Date”), or by conference call and telecopy with exchange of original signatures by overnight mail. To the extent permitted by Law and GAAP, for tax and accounting purposes, the parties shall treat the Closing as being effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

(b) Closing Deliverables. At the Closing, (i) the Company and/or the Sellers will deliver to Purchaser the various certificates, instruments, and documents referred to in Section 6 below, (ii) Purchaser will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7 below.

(c) Payments at Closing. At the Closing, Purchaser shall (i) pay to each Seller such Seller’s Pro Rata Share of the Closing Date Cash Payment by wire transfer of immediately available funds to an account designated by such Seller (such account to be designated at least two (2) Business Days prior to the Closing Date), and (ii) issue and deliver to each Seller a Promissory Note.

2.3 Determination of Net Worth.

(a) Determination of Estimated Net Worth. Not later than two (2), nor more than five (5), Business Days prior to the Closing Date, the Company and Sellers shall prepare and deliver to Purchaser a certificate certifying the Company’s and Sellers’ good faith estimate of the Net Worth of the Company as of the Closing Date (“Estimated Net Worth”), and including an estimated unaudited balance sheet of Company as of the Closing Date (“Estimated Closing Date Balance Sheet”), provided that such balance sheet shall not include footnotes and customary year-end adjustments. The form of certificate delivered pursuant to this Section 2.3(a) and acceptable to the Purchaser and the Sellers is referred to herein as the “Closing Payment Certificate.” The Closing Payment Certificate shall be used to calculate any adjustments to the first payment under the Promissory Notes in accordance with Section 2.1(b)(i).

(b) Determination of Actual Net Worth. Within sixty (60) calendar days after the Closing Date, Purchaser will prepare and deliver to Sellers a certificate, signed by Purchaser, certifying Purchaser’s determination of the actual Net Worth as of the Closing Date, and identifying any adjustments to the Purchase Price (with such adjustment to be made to the second payment under the Promissory Notes), as a result of such amounts being less than or greater than the amounts set forth on the Closing Payment Certificate. If Sellers do not object to Purchaser’s certificate within thirty (30) calendar days after receipt, or accepts such certificate during such thirty (30) calendar day period, the Purchase Price shall be adjusted as set forth in Purchaser’s certificate, and the second payment due the Sellers under the Promissory Notes shall be adjusted accordingly as the means by which the Purchase Price may be adjusted. If Sellers object to the Purchaser’s certificate, Sellers shall notify Purchaser in writing of such objection within thirty (30) calendar days after Sellers’ receipt thereof (such notice setting forth in reasonable detail the basis for such objection). During such thirty (30) day period, Purchaser shall permit Sellers and/or any accountant engaged by Sellers at their sole discretion and cost, access to such work papers, information and supporting documentation relating to the preparation of Purchaser’s certificate, as may be reasonably requested by Sellers and/or their accountants to permit Sellers and/or their accountants to review in detail the manner in which Purchaser’s certificate was prepared. Purchaser and Sellers shall thereafter negotiate in good faith to resolve any such objections. If Purchaser and Sellers are unable to resolve all of such differences within twenty (20) calendar days of Purchaser’s receipt of Sellers’ objections, the items in dispute may be referred by any party for determination as promptly as practicable to the Independent Accounting Firm, which shall be jointly engaged by Purchaser, on the one hand, and Sellers, on the other hand, pursuant to an engagement letter in customary form which each of Purchaser and Sellers shall execute; provided, however, that such engagement letter shall specifically provide that the Independent Accounting Firm owes fiduciary duties to Sellers and Purchaser. If PriceWaterhouseCoopers is unable to serve as the Independent Accounting Firm, and Purchaser and Sellers have failed to reach agreement on a replacement Independent Accounting Firm within ten (10) calendar days following the termination of the twenty (20) calendar-day period referred to in the immediately preceding sentence, then Sellers and Purchaser shall cooperate in causing a replacement Independent Accounting Firm to be selected by the American Arbitration Association. At the time that the Independent Accounting Firm or any replacement Independent Accounting Firm is selected, Sellers and Purchaser shall represent and warrant to each other that the Independent Accounting Firm or replacement Independent Accounting Firm, as applicable, that has been selected, does not have and has not had a business relationship with any of the Sellers, Company or Purchaser or any Affiliate of the Sellers, Company or Purchaser within the past three (3) years. The Independent Accounting Firm shall prescribe procedures for resolving the disputed items and in all events shall make a written determination, with respect to such disputed items only, whether and to what extent, if any, the Purchaser’s certificate and the accompanying calculations of the Net Worth and at Closing require adjustment based on the terms and conditions of this Agreement (the “Determination”). The Determination shall be based solely on presentations with respect to such disputed items by Purchaser and Sellers to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, that such presentations shall be deemed to include, without limitation, any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by Purchaser or Sellers in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. Each of Purchaser and Sellers shall use its Reasonable Best Efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accounting Firm. Purchaser and Sellers shall instruct the Independent Accounting Firm to deliver the Determination to Purchaser and Sellers no later than thirty (30) calendar days following the date on which the disputed items are referred to the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.3(b), (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Sellers or less than the smallest value for such item claimed by Purchaser or Sellers, and (iii) shall be bound by the express terms, conditions and covenants set forth in this Agreement, including the definition of Net Worth contained herein. In the absence of fraud or manifest error, the Determination shall be conclusive and binding upon Purchaser and Sellers. The Independent Accounting Firm shall consider only those items and amounts in the Purchaser’s certificate which Purchaser and Sellers were unable to resolve. All fees and expenses of the Independent Accounting Firm incurred in connection with any dispute over Purchaser’s certificate shall be borne by the parties based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

2.4 Adjustment to Purchase Price. The Net Worth amount determined in accordance with Section 2.3(b) (the “Actual Net Worth”) shall be used to calculate post-Closing adjustment to the Purchase Price through adjustment to the second payment due Sellers under the Promissory Notes as follows:

(i) if Actual Net Worth is less than Estimated Net Worth (i.e., if Actual Net Worth is a greater negative number than Estimated Net Worth), the second payment under the Promissory Notes shall be reduced by the difference between the Actual Net Worth and Estimated Net Worth;

(ii) if Actual Net Worth is greater than Estimated Net Worth and less than Target Net Worth (i.e., if Actual Net Worth is a lesser negative number than Estimated Net Worth and a greater negative number than Target Net Worth), the second payment under the Promissory Notes shall be increased by the difference between Actual Net Worth and Estimated Net Worth;

(iii) if Actual Net Worth is greater than Estimated Net Worth and greater than Target Net Worth (i.e., if Actual Net Worth is a lesser negative number than Estimated Net Worth and a lesser negative number than Target Net Worth), the second payment under the Promissory Notes shall be increased by the difference between Target Net Worth and Estimated Net Worth; and

(iv) if Actual Net Worth equals Estimated Net Worth no adjustment to the second payment under the Promissory Notes shall be made.

The Sellers agree to take all action reasonably requested by Purchaser and to enter into amendments to the Promissory Notes to reflect any adjustment to the second payment thereunder in accordance with this Section 2.4.

2.5 Earn-Out. In addition to the payments to be made by Purchaser to Sellers on the Closing Date pursuant to Section 2.1 hereof, Sellers shall be entitled to certain payments with respect to the Net Income of the Company following the Closing subject to and in accordance with Schedule EO hereto.

2.6 Consulting Contract Payments.

(a) Provided that no amounts are owed by the Company under the Consulting Contracts as of the Closing, unless such amounts are accrued for on the Estimated Closing Date Balance Sheet and included in the determination of Actual Working Capital, following the Closing, the Purchaser shall cause the Company to pay the amounts owing under the Consulting Contracts (with such amounts owing under the Consulting Contracts not to exceed, in the aggregate, Six Million Six Hundred Thousand Dollars ($6,600,000) (the “Maximum Consulting Contract Amount”) subject to and in accordance with the following:

(i) The Purchaser shall cause the Company to pay an aggregate amount equal to 34.46% of each Earn-Out Payment to the consultants under the Consulting Contracts, as amended pursuant to Section 2.6(b), at the same time as the Earn-Out Payments (if any) are made to the Sellers (with all of such payments referred to in this Section 2.6(a)(i) referred to herein as the “Consulting Contract Payments”). An example of such payment is set forth on Schedule EO attached hereto.

(ii) In no event shall the aggregate amount of the Consulting Contract Payments exceed the Maximum Consulting Contract Amount, and at the time the Maximum Consulting Contract Amount has been paid, the Purchaser’s and the Company’s obligations under this Section 2.6 shall terminate.

(iii) Purchaser’s and Company’s obligations under this Section 2.6 shall cease upon the date of the termination of the Purchaser’s obligations to pay Earn-Out Payments hereunder, notwithstanding any amounts remaining outstanding under the Consulting Contracts as of such date or any deficiency in payment of the Maximum Consulting Contract Amount to the consultants as of such date.

(b) Prior to and as a condition to the Closing, Company shall have caused each of the Consulting Contracts to be amended and/or replaced substantially in the forms attached hereto as Exhibits H-1 through H-3. Except as expressly set forth in Section 2.7 hereof or in the amendment to the Excell Consulting Contract contemplated by this Section 2.6, neither Purchaser nor the Company shall be obligated, pursuant to the amendments to the Consulting Contracts or otherwise, to pay any amounts under the Consulting Contracts other than the Consulting Contract Payments in accordance with Section 2.6(a) or to pay any interest following the Closing on amounts outstanding under the Consulting Contracts as of the Closing.

(c) Amounts paid by the Company under the Consulting Contracts as set forth above shall be excluded from the calculation of, and shall not in any way reduce the amount of, Net Income for purposes of determining any Earn-Out Payment(s) due and owing to Sellers under this Agreement. The Earn-Out Payments and the Consulting Contract Payments shall be separate payment obligations of the Purchaser and/or the Company following the Closing.

2.7 Initial Excell Payments.(a) Following the Closing, the Purchaser shall cause the Company to pay an aggregate amount equal to Five Percent (5.00%) of each Earn-Out Payment to Excell at the same time as the Earn-Out Payments (if any) are made to the Sellers (the “Initial Excell Payments”) until such time as the Company has made an aggregate payment of [Two Hundred Eighteen Thousand Dollars ($218,000)] in Initial Excell Payments (the “Maximum Initial Excell Payment Amount”). No Initial Excell Payment shall reduce a Consulting Contract Payment otherwise due Excell. In no event shall the aggregate amount of the Initial Excell Payments exceed the Maximum Initial Excell Payment Amount, and upon the payment of the Maximum Initial Excell Payment Amount, the Purchaser’s and the Company’s obligations under this Section 2.7 shall terminate. Purchaser’s and Company’s obligations under this Section 2.7 shall cease upon the date of the termination of the Purchaser’s obligations to pay Earn-Out Payments hereunder, notwithstanding any amounts remaining outstanding under the Excell Consulting Contract as of such date or any deficiency in payment of the Maximum Initial Excell Payment Amount.

2.8 Form of Payments. Unless otherwise specifically set forth herein, all cash payments hereunder shall be made by delivery to the recipient by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account shall be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment; provided, that, in the case of each payment to be made to Sellers hereunder, a Seller only needs to designate such account if such account has changed from the account previously provided by such Seller to Purchaser, and each Seller shall receive its Pro Rata Share of such payments.

3. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS. Company and each Seller jointly and severally represent and warrant to Purchaser the following matters.

3.1 Organization. Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Colorado, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected to have a Material Adverse Effect on Company or Purchaser. Company is qualified or registered to do business in each jurisdiction listed on Schedule 3.1. Company has full corporate power and authority to own, lease and operate its property and Company has full corporate power and authority to carry on its business as now conducted and to enter into and to perform this Agreement. The address of Company’s principal office and all of Company’s additional places of business are listed on Schedule 3.1. Except as set forth on Schedule 3.1, during the past five (5) years, Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company’s business or in connection with the use or operation of the Assets. As of the Closing Date, Company has no Subsidiaries.

3.2 Authorization; Corporate Documentation.

(a) Company and each Seller has the requisite corporate or other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its or his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Company and each Seller, and Company’s and each Seller’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate or other action of Company and each Seller.

(b) The copies of the Articles of Incorporation of Company and all amendments thereto, as certified by the Colorado Secretary of State, and the Bylaws of Company, as amended to date and certified by its corporate secretary, copies of which have heretofore been delivered to Purchaser, are true, complete and correct copies of the Articles of Incorporation and Bylaws of Company, as amended through and in effect on the date hereof and as of the Closing Date.

(c) The minute books and records of the corporate proceedings of Company, copies of which have been delivered to Purchaser and originals of which will be delivered to Purchaser on the Closing Date, are true, correct and complete. There have been no changes, alterations or additions to such minute books and records of the corporate proceedings of Company on or prior to the Closing Date that have not been furnished to Purchaser’s counsel.

3.3 Title to the Company Common Stock. Sellers own good, valid and marketable title to the Company Common Stock, free and clear of any and all Liens (including any spousal interests (community or otherwise)) and upon delivery of the Company Common Stock to Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s delivery to Sellers of those portions of the Purchase Price to be delivered to Sellers on the Closing Date in accordance with Section 2.2(c) hereof, the entire legal and beneficial interest in the Company Common Stock and good, valid and marketable title to the Company Common Stock, free and clear of all Liens (including any spousal interests (community or otherwise)), will pass to Purchaser. There are no actual or potential Liens on the Company Common Stock or Assets and there are no actual or potential Losses to Company as a result of Company having done business in other than its legal corporate name.

3.4 Capitalization. The authorized capital stock of Company consists of ten thousand (10,000) shares of common stock, par value $.001 per share. Schedule 3.4 sets forth all of the issued and outstanding Company Common Stock and the owners of record of such Company Common Stock. The Company Common Stock to be delivered by Sellers to Purchaser constitutes all outstanding shares of capital stock of Company. The Company Common Stock (i) has been duly and validly issued; (ii) is fully paid and nonassessable; (iii) is held beneficially and of record by Sellers; and (iv) was not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Common Stock. Except as set forth on Schedule 3.4, there are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Company, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which Company or any Seller is a party or by which Company or any Seller is bound relating to any shares of the Company Common Stock or any other equity securities of Company, whether or not outstanding. All of the Company Common Stock and other securities of Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.

3.5 Binding Agreement. This Agreement has been duly executed by Company and Sellers and delivered to Purchaser, and constitutes the legal, valid and binding agreement of Company and Sellers, enforceable against Company and Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by Company and/or each Seller which is a party thereto, each other Transaction Document to which Company or any Seller is, or is specified to be, a party, will be duly and validly executed by Company and each Seller which is a party thereto and delivered to Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) each Seller’s and Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.6 No Breach. Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Company and Sellers do not and will not (A) violate or conflict with Company’s Articles of Incorporation or Bylaws, any organizational or other constituent document of any Seller or any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree, judgment or order (collectively, “Laws”) of any Governmental Authority to which Company, Sellers, the Company Common Stock or the Assets are subject, or by which Company, Sellers, the Company Common Stock or Assets may be bound, (B) (with or without giving notice or the lapse of time or both) breach or conflict with, constitute or create a default, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Company or Sellers is a party or by which Company, Sellers, the Company Common Stock or the Assets may be bound, (C) result in the imposition of a Lien on the Company Common Stock or the Assets or (D) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party.

3.7 Permits. Company owns or possesses all right, title and interest in all Permits required to own the Assets and conduct Company’s business as now being conducted and as presently proposed to be conducted. All Permits of Company are listed on Schedule 3.7 and are valid and in full force and effect. No loss or expiration of any Permit is pending or, to the Knowledge of any Seller or Company, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof (excluding any expiration because of the consummation of the transactions contemplated hereby).

3.8 Compliance with Laws. Except as set forth in Schedule 3.8, Company and Sellers have complied in all material respects with all Laws applicable to Company, the Company Common Stock, Company’s business and the Assets; provided that the representation and warranty made in this Section 3.8 shall not supersede or diminish in any way any other representation or warranty made herein, including without limitation the representations and warranties made in Sections 3.12, 3.17, 3.19, and 3.21.

3.9 Title to and Sufficiency of Assets. Except as set forth on Schedule 3.9, Company has good and marketable title to all of the Assets (excluding Intellectual Property which is addressed in Section 3.12 hereof), free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties that are used in the operation of Company’s business as it is now conducted or that are used or held by Company for use in the operation of Company’s business. Except as set forth on Schedule 3.9, immediately following the Closing, all of the Assets will be owned, leased or available for use by Purchaser in the Ordinary Course of Business.

3.10 Condition of Personal Property. Except as set forth in Schedule 3.10, all items of Personal Property with a value greater than One Thousand Dollars ($1,000) individually used or useful in the operation of Company’s business, are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use in the Ordinary Course of Business.

3.11 Accounts Receivable. All accounts receivable of Company shown on all balance sheets included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business and are valid and enforceable receivables. All accounts receivable of the Company as of the Closing Date, whether or not set forth on the Estimated Closing Date Balance Sheet (including without limitation all accounts receivable from PTP), (i) are subject to no valid setoffs or counterclaims and (ii) have been collected or are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of Company, and (iii) are free and clear of all Liens except Permitted Liens or Liens set forth on Schedule 3.11.

3.12 Intellectual Property.

(a) Disclosure.

(i) Schedule 3.12(a)(i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by Company or otherwise used or held for use by Company, specifying as to each item, as applicable: (A) the nature of the item, including the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates.

(ii) Schedule 3.12(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“IP Licenses”) under which Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and for each such IP License, describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) the scope of such licenses, sublicenses and other agreements or permissions granted.

(b) Ownership. Company owns, free and clear of all Liens, has valid and enforceable rights in, and/or has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property, except for the Intellectual Property that is the subject of the IP Licenses.

(c) Licenses. Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. Company has substantially performed all material obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor to Company’s Knowledge is another party thereto, in material breach or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a material default thereunder. The continued use by the Purchaser of the Intellectual Property that is the subject of the IP Licenses is not restricted by any applicable license.

(d) Registrations. All registrations for Copyrights, Patents and Trademarks are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(e) Claims. No claim or action is pending or threatened and neither Company nor any Seller has Knowledge of any basis for any claim that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property, and no item of Intellectual Property is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use, the licensing, or the sublicensing thereof. Neither Company nor any Seller has received any notice that it has infringed upon or otherwise violated the intellectual property rights of third parties or received any claim, charge, complaint, demand or notice alleging any such infringement or violation, or has knowledge of any basis for any such claim. To the Knowledge of Sellers, no third party is infringing upon or otherwise violating any Intellectual Property. Company’s products have been marked as required by the applicable Patent statute and Company has given the public notice of its Copyrights and notice of its Trademarks as required by the applicable Trademark and Copyright statutes.

(f) No Infringement of Intellectual Property of Others. None of the Intellectual Property, products or services owned, used, developed, provided, sold or licensed by Company, or made for, used or sold by or licensed to Company by any Person infringe upon or otherwise violate any intellectual property rights of any third party.

(g) Administration and Enforcement. Company has taken all reasonable actions to maintain and protect the Intellectual Property.

(h) Software. All Software owned or used by Company is described in Schedule 3.12(h). Except as set forth on Schedule 3.12(h), (i) such Software is not subject to any transfer, assignment, site, equipment, or other operational limitations; (ii) to the Knowledge of Company and Sellers, Company has the most current copy or release of the Software so that the same may be subject to registration in the United States Copyright Office; (iii) the Software includes all information sufficient to use such Software in the conduct of the business or operations of Company as of the date of this Agreement; (iv) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any third party, except for the IP Licenses; and (v) the Software is free from any material defect and, to the Knowledge of Company and Sellers, does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and performs in general conformance with its documentation as respects the functionality and purposes for which such Software is currently used by Company.

(i) Trade Secrets. Except as disclosed on Schedule 3.12(i) or as required pursuant to the filing of any Patent application, regarding Company’s Trade Secrets: (i) Company has taken all commercially reasonable actions to protect such Trade Secrets from unauthorized use or disclosure; (ii) to the Knowledge of Company and Sellers, there has not been an unauthorized use or disclosure of such Trade Secrets; (iii) Company has the sole and exclusive right to bring actions for infringement or unauthorized use of such Trade Secrets; (iv) to the Knowledge of Company and Sellers, none of such Trade Secrets infringes upon or otherwise violates valid and enforceable intellectual property or trade secrets of others; and (v) Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will be, in violation of any agreement relating to such Trade Secrets.

(j) Employees, Consultants and Other Persons. As of the date hereof, each present or past employee, officer, consultant or any other Person who developed any part of any Intellectual Property, either: (i) is a party to an agreement that conveys or obligates such Person to convey to Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company; (ii) as to copyrighted or copyrightable material created in the course of such Person’s employment with or engagement on behalf of Company is a party to a “work made for hire” agreement pursuant to which Company is deemed to be the original owner/author of all proprietary rights in such material; or (iii) otherwise has by operation of law vested in Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, Company. Company and Sellers have, in accordance with Section 3.27(a) hereof, provided Purchaser true and complete copies of all written Contracts referenced in subsections (i) and (ii) above.

(k) Employee Breaches. To the Knowledge of Sellers and Company, no employee of Company has transferred Intellectual Property or confidential or proprietary information to Company or to any third party in violation of any Law or any term of any employment agreement, Patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with Company or any prior employer.

(l) Related Parties; etc. Company does not use any Intellectual Property owned by any director, officer, employee or consultant of Company. At no time during the conception or reduction to practice of any of the Intellectual Property owned by Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other contract with any Person that could adversely affect the rights of Company to any Intellectual Property.

(m) Transfer. The execution by Company and Sellers of this Agreement will not result in the loss or impairment of the rights of Company to own or use any of the Intellectual Property, and Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will be, in violation of any IP License.

3.13 Contracts.

(a) Schedule 3.13. identifies or describes all of the Contracts in effect on the date of this Agreement that provide for continuing obligations by or rights of any party thereto. Company and Sellers have provided Purchaser true and complete copies of all written Contracts set forth on Schedule 3.13 (including any and all amendments and other modifications to such Contracts) and true and correct summaries of all non-written Contracts set forth on Schedule 3.13 (including such oral Contracts related to Intellectual Property). All of Company’s oral Contracts are identified in the Disclosure Schedules, other than those oral Contracts which (a) may be terminated at any time without any requirement that the Company make any payments thereunder except in connection with products purchased or services rendered prior to the date of termination and (b) do not relate to Intellectual Property. Company has all the Contracts it needs to carry on Company’s business as now being conducted. All of the Contracts set forth on Schedule 3.13 are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no breach, default or violation on the part of Company or, to the Knowledge of Company or Sellers, on the part of any other party to any Contract set forth on Schedule 3.13 nor has Company received notice of any breach, default or violation. Except as expressly identified on Schedule 3.13, (i) Company has not received notice of an intention by any party to any Contract set forth on Schedule 3.13 that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect Company and (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Contracts set forth on Schedule 3.13 on the same terms applicable to such Contracts as of the date hereof. Company has not waived any rights under any Contract set forth on Schedule 3.13. To the Knowledge of Sellers and Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any Contract set forth on Schedule 3.13 (other than Company) to declare breach, default or violation under any Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any such Contract. There are no existing powers of attorney executed on behalf of Company.

(b) The Company is not a party to any Government Contracts, and, except as set forth on Schedule 3.13(b), has not made, nor is actively pursuing any Government Bids. The Company has delivered or made available to the Purchaser each Government Bid (including all material documentation relating thereto) listed on Schedule 3.13(b). With respect to each such Government Bid, Schedule 3.13(b) sets forth (i) the customer agency and title, (ii) the date of proposal submission, (iii) the expected award date, if known, (iv) the estimated period of performance, and (v) the estimated value based on the proposal, if any. The Company has fully complied with all terms and conditions of each Government Bid to which it is a party and the representations, certifications and warranties made by the Company with respect to each Government Bid to which it is a party were accurate and complete as of the date made. The Company has not received any notice of any claims or disputes with respect to any Government Bid to which the Company is a party. All Government Bids listed on Schedule 3.13(b) were submitted in the Ordinary Course of Business, were based on assumptions believed by the Company to be reasonable and all such Government Bids are capable of performance by the Company in accordance with the terms and conditions of such Government Bids resulting in a profit (positive net income) to the Company. The Company was not awarded any Contracts resulting from any of the Government Bids set forth on Schedule 3.13(b) and accordingly, all such Government Bids were rejected.

3.14 Litigation. Except as described on Schedule 3.14, there is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule or order or investigation of any nature pending, rendered since the Company’s inception, or, to Company’s or Sellers’ Knowledge, threatened by or against Company, its directors, officers or stockholders (provided that any litigation involving the directors, officers or stockholders of Company must be related to Company’s business, the Company Common Stock or the Assets), Company’s business, the Company Common Stock or the Assets. The items listed on Schedule 3.14 will not have, either individually or in the aggregate, have a Material Adverse Effect on Company or Purchaser. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Company, the Company Common Stock, Company’s business or the Assets.

3.15 Financial Statements. Schedule 3.15 sets forth true, correct and complete copies of (a) the unaudited balance sheet, income statement and statement of cash flows of Company as of and for the Fiscal Year ended December 31, 2004 (including any related notes and schedules), (b) the unaudited balance sheet, income statement and statement of cash flows of Company as of and for the Fiscal Year ended December 31, 2005 (including any related notes and schedules), (c) the unaudited balance sheet, income statement and statement of cash flows of Company as of and for the Fiscal Year ended December 31, 2006 (including any related notes and schedules) and (d) unaudited balance sheet, income statement and statement of cash flows of Company as of December 31, 2007 (the “Statement Date”) and for the period from January 1, 2007 to the Statement Date (collectively, the “Financial Statements”). For purposes of this Agreement, the Estimated Closing Date Balance Sheet, when delivered, shall be included in the definition of Financial Statements. The Financial Statements were prepared in accordance with the books and records of Company, are true, correct and complete in all material respects, and present fairly the financial condition and the results of operations of Company as of the respective dates thereof and for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP, consistently applied by the Company throughout and among the periods indicated (provided that the unaudited statements do not contain footnotes required by GAAP).

3.16 Liabilities.

(a) Company has no liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due), including, without limitation, tax liabilities due or to become due, except (i) liabilities that are accrued and reflected on the unaudited balance sheet and statement of income of Company as of and for the period ended on the Statement Date, (ii) liabilities that are listed on Schedule 3.16 to this Agreement, or (iii) obligations to perform after the date hereof any Contracts which are required to be or are disclosed on Schedule 3.13. Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other Person. No Seller has any claim or action against Company (other than a claim for compensation due in the Ordinary Course of Business to the extent that such amount is reflected on the Estimated Closing Date Balance Sheet).

(b) Schedule 3.16(b) sets forth a true, correct and complete list of any and all outstanding Company Indebtedness, and lists each creditor and the aggregate amount of Company Indebtedness outstanding with respect to each such creditor. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any default, breach, violation, acceleration, penalty, additional payment, change of interest rate or other adverse change of any kind with respect to any Company Indebtedness.

3.17 Tax Matters.

(a) The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times in the last five (5) years. Except for the transactions contemplated by this Agreement, since December 31, 2003 neither Company nor any Seller has taken any action that would cause Company to lose its status as an S corporation as defined in Sections 1361 and 1362 of the Code. Company has not, in the past ten (10) years, (i) acquired assets from another Person in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(b) Except as disclosed on Schedule 3.17 hereto: (i) Company has filed all Tax Returns required to have been filed by it, copies of which have been made available to Purchaser; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) Company has paid or accrued for all Taxes owed by it which are due and payable through the Closing Date (whether or not shown on any Tax Return); (iv) Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (v) no tax claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vi) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax; (vii) no unpaid Tax deficiency has been asserted against or with respect to Company or any Sellers by any Tax authority; (viii) Company has collected or withheld all amounts currently required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts reflected on the Financial Statements for future payment when due; (ix) Company is in compliance with, and its records contain all information and documents currently necessary to comply with, all applicable information reporting and Tax withholding requirements; (x) the balance sheets contained in the Financial Statements fully and properly reflect, as of the dates thereof, the liabilities of Company for all accrued Taxes; (xi) for periods ending after the date of the most recent Financial Statements provided to Purchaser, the books and records of Company fully and properly reflect its liabilities for all accrued Taxes; (xii) neither Company nor any Seller has granted, nor is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiii) Company is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder; (xiv) Company is not a party to any Tax allocation or sharing agreement; and (xv) Company neither (A) has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return nor (B) has any liability for the Taxes of any person under Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. No Seller is a “foreign person” for purposes of Section 1445 of the Code. Company has given or otherwise made available to Purchaser true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for Company’s past three (3) years.

3.18 Insolvency Proceedings. Neither Company, Sellers, any of the Company Common Stock nor the Assets is the subject of any pending, rendered or to the Knowledge of Sellers, threatened insolvency proceedings of any character. Except as set forth on Schedule 3.18, neither Company nor Sellers has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Neither Company nor any Seller is insolvent and none of them will become insolvent as a result of entering into this Agreement.

3.19 Employee Benefit Plans; ERISA.

(a) Set forth on Schedule 3.19(a) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including, without limitation, each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by Company for the benefit of any employee or terminated employee of Company, or with respect to which Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (collectively, the “Benefit Plans”).

(b) With respect to each Benefit Plan, there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Financial Statements. Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(c) of ERISA, nor does Company have any liability with respect to any collectively-bargained for plans subject to the provisions of ERISA.

(c) Each Benefit Plan is in compliance with all applicable Laws, including, without limitation, ERISA and the Code. Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable determination letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Code Section 501(a) or Company has requested an initial favorable IRS determination of qualification and/or exemption. None of Company or any of the Sellers has Knowledge of any fact which would adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts, and Company has received a favorable IRS determination as to the qualified status of each such Benefit Plan with respect to the Tax Reform Act of 1986 and subsequent amendments to the Code. The preceding sentence does not apply to any deferred compensation plan or incentive compensation plan, which are not intended to be and are not “qualified” plans.

(d) With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of Company, Sellers have delivered or made available (or have caused Company to have delivered or made available) to Purchaser accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material modifications thereto; (iii) the most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter received from the IRS; (vi) the most recent actuarial valuation; and (vii) all communications with any Governmental Authority.

(e) With respect to each Benefit Plan: (i) such Benefit Plan has been administered and enforced in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no dispute is pending, or to the Knowledge of any of Sellers or Company, threatened; (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements.

(f) At no time has the Company maintained or participated in or been required to contribute to a “defined benefit plan” (as defined in Code Section 414(j)), a “multiemployer plan” (as defined in ERISA Section 3(37)) or a “multiple employer plan” (as described in Code Section 413(c)) or other plan or arrangement subject to Title IV of ERISA or Code Section 412. No Benefit Plan will become a multiple employer plan with respect to Company immediately after the Closing Date.

(g) There is no arrangement under any Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Code Section 280(G) or 162(m) would not be deductible by Company.

(h) With respect to each Benefit Plan which is a “welfare plan” (as described in ERISA Section 3(1)): (i) no such plan provides medical or death benefits with respect to current or former employees of Company beyond their termination of employment (other than coverage mandated by law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan.

(i) Except as disclosed on Schedule 3.19(i), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280G(b)(1); or (iv) constitute or involve a prohibited transaction (as defined in ERISA Section 406 or Code Section 4975), or constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

(j) The Company has no Benefit Plans that are subject to Code Section 409A (a “Section 409A Plan”).

3.20 Insurance.

(a) Schedule 3.20(a) lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by Company relating to the Assets and the business, properties and employees of Company, copies of which have been provided to Purchaser. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Company is not in default with respect to its obligations under any insurance policy, nor has the Company been denied insurance coverage. Company does not have any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of Company’s assets, purchase of additional equipment or material modification of any of Company’s methods of doing business. Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

(b) Schedule 3.20(b) identifies each insurance claim made by the Company since the Company’s inception. To the Knowledge of the Sellers and Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for any such insurance claim.

3.21 Environmental Matters.

(a) Except as set forth on Schedule 3.21(a), Company has not received any written, or to the Knowledge of Company or any Seller, oral, claim or notice alleging that Company is not in compliance with or is in violation of any Environmental Law, or has liability or responsibility under any Environmental Law. There are no pending or, to the Knowledge of Company or any Seller threatened, investigations, inquiries, administrative proceedings, actions, suits, claims, charges, complaints, demands, notices or legal proceedings against Company, Company’s business or the Assets, under Environmental Laws, including those that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting the Leased Premises.

(b) Except as set forth on Schedule 3.21(b), Company has not released any Hazardous Materials on, under or about any real property constituting the Company Premises in quantities that are required to be reported to any Governmental Authority or that require investigation or remediation pursuant to Environmental Law or that otherwise are in violation of any requirement of any Environmental Law. Company is in compliance with Environmental Laws. Company has not generated, stored, treated, handled, disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to Company under Environmental Laws. Company has not exposed any employee or other individual to any Hazardous Materials or conditions that could reasonably be expected to form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for damage to, or investigation and remediation of, any site, location or body of water (surface or subsurface), or any illness of or personal injury to any employee or individual. Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. Company has made available to Purchaser environmental documents in the Company’s possession relating to Company’s past or current properties, facilities or operations, including all Leased Premises.

3.22 Real Property.

(a) Leased Premises. Schedule 3.22(a) contains a complete and accurate list of all premises leased by Company for the operation of Company’s business (the “Leased Premises”), and of all leases related thereto (collectively, the “Leases”). Company has delivered to the Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The current annual rent and term under each Lease are as set forth on Schedule 3.22(a). Schedule 3.22(a) separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date.

(b) Leases Binding. The Leases (i) are valid, binding and enforceable in accordance with their terms and are in full force and effect; (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Company or Sellers; and (iii) Company and Sellers have no Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. Company has not waived any rights under any Lease which would be in effect on or after the date of this Agreement. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease with Company to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any Lease.

(c) Leased Improvements and Fixtures. The Leased Improvements are (i) structurally sound with no known defects; (ii) in good operating condition and repair, subject to ordinary wear and tear; (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iv) in conformity with all applicable Laws relating thereto currently in effect. All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

(d) Owned Real Property. Company does not own any real property or interest in real property except for its tenancy interests in the Leased Premises.

3.23 No Other Agreement To Sell. Neither Company nor Sellers has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer Company, the Company Common Stock, the Assets or Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Company, or to enter into any agreement with respect thereto.

3.24 Transactions with Certain Persons. Except as set forth on Schedule 3.24(a), no officer or director of Company, no Seller nor any member of any such individual’s immediate family (whether directly or indirectly through an Affiliate of such Person) is presently, or within the past three (3) years has been, a party to any transaction with Company, including without limitation, any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Company); (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Company in the Ordinary Course of Business) any such individual or any corporation, partnership, trust or other entity in which any such individual has an interest as a shareholder, officer, director, trustee or partner. Other than Contracts listed on Schedule 3.24(a), Company does not have outstanding any Contract or other arrangement or commitment with any Seller or any director, officer, employee, trustee or beneficiary of Company or any Seller. Except as set forth on Schedule 3.24(a), the Assets of Company do not include any receivable or other obligation from any Seller or any director, officer, employee, trustee or beneficiary of Company or any Seller and the liabilities of Company do not include any payable or other obligation or commitment to any such Person. Schedule 3.24(b) identifies all Contracts, arrangements or commitments set forth on Schedule 3.24(a) that cannot be terminated upon sixty (60) days notice by Company.

3.25 Disclosure. No representations or warranties by Company or Sellers in this Agreement (including, without limitation, the Disclosure Schedules hereto), the Transaction Documents or in any document, exhibit, statement, certificate or schedule which is furnished or to be furnished by Company pursuant to Section 5 in connection with the Closing of the transactions herein contemplated, (i) contains any untrue statement of a material fact, or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Disclosure Schedules hereto and the other Transaction Documents, any material fact (other than matters generally known to the public) necessary to make the statements or facts contained herein or therein not misleading. There is no fact, information or document that Company and the Sellers have not disclosed to Purchaser, which could reasonably be expected to have a Material Adverse Effect.

3.26 No Affiliates. Except for Sellers or as set forth on Schedule 3.26, Company does not have any Affiliates, does not own any capital stock or other equity securities of or any debt interest in any other corporation and does not have any other type of ownership interest in any other Person.

3.27 Employees and Contractors.

(a) Employees. Schedule 3.27(a) hereto sets forth a complete and accurate list of all employees of Company, showing for each as of that date the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of Company) and also showing any bonus, commission or other remuneration other than salary paid during Company’s fiscal year ending December 31, 2006 and for the period beginning January 1, 2007 through and including the Statement Date. Except as set forth on Schedule 3.27(a), none of such employees is a party to a written employment agreement or contract with Company (forms or copies of any such contracts have been previously delivered to the Purchaser and are attached to Schedule 3.27(a)), and each employee of Company is employed “at will.” Except as set forth in Schedule 3.27(a), each such employee has entered into Company’s standard form of employee non-disclosure agreement with Company, a copy of which has been previously delivered to the Purchaser and is attached to Schedule 3.27(a). Except as set forth in Schedule 3.27(a), each such employee has entered into Company’s standard form of employee Intellectual Property rights agreement with Company, a copy of which has been previously delivered to the Purchaser and is attached to Schedule 3.27(a), which agreement obligates each such employee to convey to Company any and all right, title and interest in and to all Intellectual Property developed by such employee in connection with such employee’s employment with or engagement on behalf of the Company. A copy of Company’s employee handbook has also been previously delivered to the Purchaser. Such employee handbook and such Company’s form of written employment agreement, non-disclosure agreement and Intellectual Property rights agreement provide for “at will” employment of, non-disclosure obligations and Intellectual Property conveyance obligations upon Company employees. No employee of the Company is, or has been since the Company’s inception, in violation of any non-competition, non-solicitation or similar obligations to any third party.

(b) Contractors. Schedule 3.27(b) contains a list of all independent contractors (excluding subcontractors) currently engaged by Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 3.27(b), each of such independent contractors is a party to a written agreement or contract with the Company. Each such independent contractor has entered into such a written agreement or contract containing customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with Company, a copy of which has been previously delivered to the Purchaser. For the purposes of applicable Law, including without limitation the Code, all independent contractors who are, or since the Company’s inception have been, engaged by the Company are bona fide independent contractors and not employees of the Company, and, except as set forth on Schedule 3.27(b), each independent contractor is terminable on not less than thirty days notice, without any obligation to pay severance or a termination fee.

3.28 Government Audits. Except as set forth on Schedule 3.28, Company has not received any official notice that it is or was being specifically audited or investigated by any Governmental Authority, nor, to the Knowledge of Company and Sellers, has such audit or investigation been threatened.

3.29 Labor Relations. Except as disclosed on Schedule 3.29, Company is not a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of Company and except as disclosed on Schedule 3.29, neither Company nor any Seller has any Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of Company and Sellers, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth in Schedule 3.29, Company is in compliance with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions. Schedule 3.29 sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between Company and Persons employed by or providing services to Company. To the Knowledge of Company and Sellers, no officer or employee of Company has any current plan to terminate his or her employment with Company.

3.30 Board and Stockholder Approval. The Board of Directors of Company has determined that the transactions contemplated by this Agreement are in the best interests of Company and its stockholders and has adopted a resolution to such effect which authorized the Company to enter into this Agreement and the Transaction Documents. Company and Sellers have provided Purchaser with true and correct copies of all such board of directors proceedings relating to this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date. The stockholders of Company have adopted a resolution to such effect which authorized the Company to enter into this Agreement and the Transaction Documents. Company and Sellers have provided Purchaser with true and correct copies of all such stockholder proceedings relating to this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date.

3.31 Brokers. Except for Excell, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Seller.

3.32 Bank Accounts. Schedule 3.32 lists the names and locations of all banks and other financial institutions with which Company maintains an account (or at which an account is maintained to which Company has access and to which deposits are made on behalf of Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Company.

3.33 Suppliers and Customers. Schedule 3.33 lists, by dollar volume paid for the twelve (12) months ended on December 31, 2007, the ten (10) largest suppliers of goods or services and the ten (10) largest customers of Company. The relationships of Company with such suppliers and customers are good commercial working relationships and (a) no Person listed on Schedule 3.33 within the last twelve (12) months has threatened to cancel or otherwise terminate, or to the Knowledge of Company or any Seller, intends to cancel or otherwise terminate, any relationships of such Person with Company, (b) no such Person has during the last twelve (12) months decreased materially or threatened to decrease or limit materially, or to the Knowledge of Company or any Seller, intends to modify materially its relationships with Company or intends to decrease or limit materially its services or supplies to Company or its usage or purchase of the services or products of Company and (c) to the Knowledge of Company and Sellers, the acquisition by the Purchaser of the Company Common Stock and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents will not affect the relationship of Company with any supplier or customer listed on Schedule 3.33.

3.34 Absence of Changes. Except as set forth on Schedule 3.34, since December 31, 2006, (a) the Company has conducted its business only in the Ordinary Course of Business; (b) Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions); (c) Company has not incurred, created or otherwise become liable for any indebtedness and has not delayed or postponed the payment of accounts payable and other liabilities; (d) Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to Company’s business; (e) except as disclosed in the Financial Statements, Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, or granted any Person any option or other right to acquire any shares of capital stock or other securities of Company; (f) Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement; (g) Company has not granted any increase in the compensation of any of its directors or officers or any employees; (h) Company has not adopted, amended, modified, or terminated, in any material respect, any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan); (i) Company has not changed any method or principle of accounting except to the extent required by GAAP; and (j) except for matters of general knowledge in the industry related to general economic or industry conditions, there has not been any change in or development with respect to the Company’s business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes and developments which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.35 Securities Matters.

(a) The Sellers acknowledge that the Purchaser Shares to be delivered to the Sellers pursuant to this Agreement have not been and will not as of dates of their respective issuances pursuant to Section 2.1(c) be registered under the Securities Act of 1933, as amended (the “Securities Act”) and therefore may not be resold without compliance with the Securities Act. The Purchaser Shares to be acquired by the Sellers pursuant to this Agreement are being acquired solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. The Sellers covenant, warrant and represent that none of the Purchaser Shares issued to the Sellers will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the SEC and all applicable state securities laws, rules and regulations.

(b) Except as disclosed on Schedule 3.35(b), each Seller represents and warrants that such Seller is an “accredited investor,” as that term is defined in Regulation D promulgated by the SEC under the Securities Act. The Sellers are able to bear the economic risk of an investment in Purchaser Shares acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the Purchaser Shares. The Sellers or their respective purchaser representatives have had an adequate opportunity to ask questions and receive answers from the officers of the Purchaser concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Purchaser, the plans for the operations of the business of the Purchaser, and any plans for additional acquisitions and the like.

3.36 Internal Controls. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iv) access to the assets of the Company is permitted only in accordance with management’s authorization; (v) the reporting of assets of the Company is compared with existing assets at regular intervals; and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Company and Sellers the following matters.

4.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.2 Necessary Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Purchaser, and Purchaser’s consummation of the transactions contemplated hereby, have been duly authorized, executed and delivered by and through all requisite corporate action of Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by Purchaser, each other Transaction Document to which Purchaser is, or is specified to be, a party, will be duly and validly executed by Purchaser and delivered to Company and Sellers on the Closing Date, and will constitute Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual executing this Agreement on behalf of Purchaser has the full right, power and authority to execute and deliver this Agreement, and upon execution, no further action will be needed to make this Agreement valid and binding upon, and enforceable against, Purchaser.

4.3 No Breach. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Purchaser does not and will not (A) violate or conflict with Purchaser’s Certificate of Incorporation or Bylaws, or any Laws of any Governmental Authority to which Purchaser or the Purchaser Common Stock are subject, or by which Purchaser or the Purchaser Common Stock may be bound, (B) (with or without giving notice or the lapse of time or both) breach or conflict with, constitute or create a default, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract, agreement, or other commitment to which Purchaser is a party or by which Purchaser or the Purchaser Common Stock may be bound, (C) result in the imposition of a Lien on the Purchaser Common Stock or (D) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party

4.4 Brokers. Except as set forth on Schedule 4.4, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other similar fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.5 Litigation; Compliance with Laws. There is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule, order or investigation of any nature, pending, rendered or, to Purchaser’s Knowledge, threatened, against Purchaser, its directors or officers (provided that any litigation involving the directors or officers of Purchaser must be related to Purchaser’s business or the Purchaser Common Stock), Purchaser’s business, or the Purchaser Common Stock that reasonably could be expected to (i) adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement, or (ii) have a Material Adverse Effect on Purchaser or the Company following the Closing. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Purchaser, the Purchaser Common Stock, or Purchaser’s business. Except as set forth on Schedule 4.5, for the past three (3) years, Purchaser has complied in all material respects with all Laws of any Governmental Authority applicable to Purchaser and the Purchaser Company Stock.

4.6 Investment Intent. Purchaser is acquiring the Company Common Stock for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

4.7 SEC Filings. Purchaser has previously furnished or made available to Company and Sellers complete and accurate copies, as amended or supplemented, of all reports filed by the Purchaser under Section 13 of the Exchange Act with the SEC since January 1, 2004 (such reports are collectively referred to herein as the “Purchaser Reports”). As of their respective dates, the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Purchaser included in the Purchaser Reports: (a) have been prepared in accordance with GAAP applied by the Purchaser on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act); and (b) fairly present the consolidated financial condition, results of operations and cash flow of the Purchaser as of the respective dates thereof and for the periods referred to therein.

4.8 Binding Agreement. This Agreement has been duly executed by Purchaser and delivered to Company and Sellers, and constitutes the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by Purchaser, each other Transaction Document to which Purchaser is, or is specified to be, a party, will be duly and validly executed by Purchaser and delivered to Company and Sellers on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.9 Capitalization. The authorized capital stock of Purchaser consists of (i) Eighty Million (80,000,000) authorized shares of common stock, par value $0.0001 per share (the “Purchaser Common Stock”), of which 41,774,082 are issued and outstanding and (ii) Twenty Million (20,000,000) shares of Preferred Stock, par value $0.0001 per share, of which none are issued or outstanding. Schedule 4.9 sets forth a summary capitalization table showing the aggregate number of outstanding options and/or warrants for Purchaser Common Stock. Except as set forth on Schedule 4.9, there are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of Purchaser or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Purchaser, or preemptive rights or rights of first refusal or first offer. Except as would not reasonably be expected to have a Material Adverse Effect on the Purchaser, all of the Purchaser Common Stock and other securities of Company, have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. Immediately following the Closing, the Purchaser Shares (i) will be duly and validly issued; (ii) will be fully paid and nonassessable; and (iii) will not have been issued in violation of any preemptive rights or rights of first refusal or first offer.

4.10 Board Approval. The board of directors of Purchaser has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Purchaser, and have adopted resolutions to such effect which authorized Purchaser enter into this Agreement and the Transaction Documents. Purchaser has provided Company and Sellers with true and correct copies of all board of directors proceedings authorizing this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date.

5. PRE-CLOSING COVENANTS.

Between the date of this Agreement and the Closing Date:

5.1 Affirmative Covenants of Company and Sellers. Company and each of the Sellers hereby covenants and agrees that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser, Company shall and Sellers shall take all actions within their control to cause Company to: (a) operate its business in the Ordinary Course of Business; (b) preserve intact its business organization, maintain its rights and ongoing operations, retain the services of and maintain and preserve its relationship with its officers and employees, and maintain and preserve its relationship with its customers, suppliers and others having business relationships with it; (c) use its Reasonable Best Efforts to maintain and keep its personal property (including without limitation fixed assets and equipment) and the Leased Premises in as good repair and condition as present, ordinary wear and tear excepted; (d) use Reasonable Best Efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) operate its business in all material respects in compliance with all applicable Laws; (f) pay all expenses and liabilities when due and (g) pay in a timely fashion, or accrue for, all Taxes or other public charges levied against it, or against Company’s business or the Assets.

5.2 Negative Covenants of Company and Sellers. Except as expressly contemplated by this Agreement and except as set forth in Schedule 5.2 or otherwise consented to in writing by Purchaser, from the date hereof until the Closing Date, Company shall not do and Sellers shall take all actions necessary to cause Company not to do any of the following:

(a) (i) increase the compensation payable to or to become payable, or pay any bonus or other compensation (other than salary at levels or pursuant to arrangements or agreements in effect as of the date hereof), to any of its directors, officers or employees; (ii) grant any severance or termination pay to, or (except as expressly contemplated by this Agreement) enter into or modify any employment or severance agreement or arrangement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan, policy or arrangement, except as may be required by applicable Law;

(b) declare or pay any dividend on, or make any other distribution in respect of, outstanding             shares of its capital stock;

(c) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) liquidate, dissolve or effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;(d) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares;

(e) (i) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person or (ii) make or commit to make any investments;

(f) sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets (including the Assets) except for dispositions of inventory or products to customers of Company;

(g) propose or adopt any amendments to its Articles of Incorporation, its Bylaws or any stockholders’ agreement (including termination of such agreement);

(h) make any change in any of its methods of accounting or make any material reclassification of assets or liabilities, except as may be required by Law or GAAP;

(i) incur or guarantee any obligation for borrowed money (except under the Working Capital Notes), whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities;

(j) sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any material rights to Intellectual Property of the Company;

(k) create or incur any Liens affecting the Assets or the Stock except for Permitted Liens or pursuant to the Working Capital Notes;

(l) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of Company;

(m) enter into or amend any operating or capital lease;

(n) make any capital expenditures, capital additions or capital improvements;

(o) enter into or amend any Contract, commitment, understanding or other arrangement (or series of related Contracts, commitments, understandings or arrangements), or make any bid, proposal or other offer with respect to any of the foregoing, which is reasonably expected to involve more than $5,000 in revenues to, expenditures of or liabilities to Company;

(p) enter into any collective bargaining agreement;

(q) make or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement with respect to any Tax, settle any Tax claim or any assessment or surrender any right to claim a Tax refund;

(r) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms thereof as in effect on the date hereof or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract;

(s) settle or compromise any litigation;

(t) make any payment or loan to an Affiliate, any Seller or any director, officer or employee of Company, except in accordance with the terms of any employment Contract in effect as of the date hereof and disclosed on the Disclosure Schedules or compensation to employees in accordance with Section 5.2(a) hereof;

(u) enter into or amend any Contract, commitment, understanding or other arrangement with any Affiliate or Seller, or any director, officer or employee of Company, or any of their Affiliates;

(v) permit any Person other than Sellers to own any shares of capital stock of Company;

(w) use any funds of the Company or make any payments or expenditures other than accordance with the Budgets;

(x) execute upon any purchase order (whether or not existing, entered into or contemplated prior to the date hereof) involving more than $5,000 in expenditures, liabilities or obligations of the Company;

(y) create any subsidiaries or enter into any joint venture, partnership or similar arrangement; or

(z) intentionally take, or offer or propose to take, or agree to take in writing or otherwise, (i) any of the actions described in Section 5.2 which require the consent of Purchaser, (ii) any action which would or could reasonably be expected to result in a breach of any of Company’s representations and warranties or covenants contained in this Agreement or (iii) any action which could result in any of the conditions set forth in Section 6 not being satisfied.

5.3 Notice of Certain Events. Following the execution hereof until the completion of the Closing, the Company and each Seller shall promptly notify Purchaser in writing upon the occurrence of any of the following:

(a) the commencement by or against the Company of any audit, investigation, proceeding or litigation at law or in equity or before any Governmental Authority, including any voluntary or directed disclosure to any Governmental Authority;

(b) any violation by the Company (or notice of potential violation) of any Law, including without limitation any such violation that could have an adverse effect on the Company, the Business or the Assets or that could impair the ability of Purchaser or the Sellers to consummate the transactions contemplated by this Agreement;

(c) the commencement or threat of any actions, suits, claims, investigations or proceedings against, relating to or involving or otherwise affecting the Company and/or the Sellers, the Company Common Stock, the Business and/or the Assets;

(d) any fact or circumstance which could makes or could make any representation or warranty set forth in Section 3 hereof untrue or inaccurate;

(e) any event or circumstance that would delay the timely satisfaction of, or could prevent the satisfaction of, any condition set forth in Section 6 of this Agreement;

(f) any proposal, offer, notice, discussion or other communication (whether written or oral), with respect to or in any manner related to the acquisition of the Company Common Stock, the Assets or the Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation of dissolution involving the Company (except, in each case, with respect to the transactions contemplated hereby), including, without limitation, the terms proposed and the identity of such offeror;

(g) to the extent not covered by insurance, damage to any of the Assets;

(h) any notice or other communication from any Person to the Company or the Sellers alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Transaction Documents;

(i) any occurrence, event or circumstance affecting or relating to the Business or the Assets that is outside the Ordinary Course of Business of the Company and involves at least $10,000; or

(j) any event which has had or could reasonably be expected to have a Material Adverse Effect or which if known as of the date hereof would have been required to be disclosed by the Sellers and the Company to Purchaser on the Disclosure Schedules hereto.

5.4 Access.

(a) Company and Sellers will provide Purchaser, its counsel, accountants, financing sources and other representatives (“Purchaser’s Representatives”), for the purpose of the continuation of customary due diligence or for any other reasonable purpose, with access to the books and records of Company and Company’s business, to the Assets and, subject to the receipt of reasonable prior notice from Purchaser, and with the consent of the Sellers in their capacity as an officer of the Company, or their authorized designees (which consent will not be unreasonably withheld or delayed), to the officers, employees, agents and accountants of Company with respect to matters relating to Company’s business and will provide Purchaser and Purchaser’s Representatives with such information concerning Company, the Company Common Stock, the Assets and Company’s business as Purchaser and/or Purchaser’s Representative reasonably may request.

(b) Purchaser will provide Company and Sellers, its respective counsel, accountants, financing sources and other representatives (“Company’s Representatives”), for the purpose of the continuation of customary due diligence or for any other reasonable purpose, with access to the books and records of Purchaser and Purchaser’s business, to the Purchaser’s assets and, subject to the receipt of reasonable prior notice from Company and/or Sellers, and with the consent of the Purchaser (which consent will not be unreasonably withheld or delayed), to the officers, employees, agents and accountants of Purchaser with respect to matters relating to Purchaser’s business and will provide Company and Company’s Representatives with such information concerning Purchaser, the Purchaser Common Stock, Purchaser’s assets and Purchaser’s business as Company and/or Company’s Representative reasonably may request.

5.5 Financial Statements. Between the date of this Agreement and the Closing Date, Company will provide Purchaser with copies of the regularly prepared financial statements of Company as soon as the same are available.

5.6 No Negotiations. Company and Sellers shall, and shall cause their respective Representatives to immediately cease any existing discussion or negotiation with any Persons (other than Purchaser) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of the Company Common Stock, the Assets or Company. Company and Sellers will refrain, and will cause each Representative of Company or Sellers to refrain from taking, directly or indirectly, any action (i) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than Purchaser) relating to an acquisition of the Company Common Stock, the Assets or Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company, (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that could lead to, an acquisition of the Company Common Stock, the Assets or Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company (or any proposal or indication of interest relating to any of the foregoing) with any Person (other than Purchaser) or (iii) to authorize, engage in, or enter into any agreement or understanding (other than with Purchaser) with respect to an acquisition of the Company Common Stock, the Assets or Company or a merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company (or any proposal or indication of interest relating to any of the foregoing). If any proposal described in this Section 5.6 is received by Company or Sellers, Company and Sellers agree to promptly notify Purchaser in writing and disclose the material terms of any such proposal (including without limitation the identity of the prospective purchaser) to Purchaser, and Company and Sellers will notify any prospective purchaser of their obligations hereunder and assure that any such disclosure does not violate any agreement binding on Company.

5.7 Confidentiality. Except as required by Law (including Purchaser’s obligations under the Exchange Act), Purchaser, Company and Sellers shall each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information regarding the Purchaser, Company, and negotiations preceding this Agreement other than to its Representatives, and each will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining any copies thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby and shall cause all of its Representatives to whom it may have disclosed such information to do the same. Notwithstanding the foregoing limitations, no party to this Agreement shall be required to keep confidential or return any information that (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents; (iii) is developed by the receiving party independently of the disclosure by the disclosing party; or (iv) is requested or required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided the other parties are given reasonable prior notice or consent thereto.

5.8 No Inconsistent Action. None of Company or Sellers shall take any action which is materially inconsistent with its obligations under this Agreement, that would cause any representation or warranty made by such party hereunder to be untrue or misleading, that would make it impossible or impracticable for a condition herein to be satisfied, or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.9 Permits. Company and Sellers shall maintain all Permits that continue to be necessary in order for Company to own the Assets and continue to conduct Company’s business as it is then conducted in full force and effect, and will file timely, all reports, statements, renewals applications and other filings that are required to keep such Permits in full force and effect, and will pay timely all fees and charges in connection therewith that are required to keep the Permits in full force and effect.

5.10 Taxes and Assessments. Company shall pay in a timely fashion, or accrue for, all Taxes or other public charges levied against it, or against Company’s business or the Assets.

5.11 Obligations to Employees. All obligations of the Company arising from any severance, retention or similar agreements entered by the Company into prior to the Closing shall either be paid by Company prior to Closing or be deemed to be current liabilities on the Estimated Closing Date Balance Sheet and for the purposes of determining Actual Net Worth.

5.12 Further Action; Efforts.

(a) Each of the parties shall use its Reasonable Best Efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Company and Purchaser as are necessary for the consummation of the transactions contemplated herein; provided, however, that notwithstanding the foregoing, Company and Sellers shall use their Reasonable Best Efforts at their sole expense to obtain each consent, approval, Permit or waiver listed on Schedule 3.6, Schedule 3.13 and Schedule 3.22(a), including any consent, Permit, approval or waiver required by any Governmental Authority, and Purchaser agrees to reasonably cooperate in such efforts. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party and the proper officers and directors of each party to this Agreement shall use its Reasonable Best Efforts to take all such action.

(b) Each of the parties shall promptly notify the others in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Purchaser to own or operate all or any portion of Company’s business, the Assets or Company.

5.13 Working Capital Loans. Following the date hereof until the Closing Date, the Company may request in writing to the Purchaser that the Purchaser loan to the Company up to an aggregate maximum amount of Five Hundred Thousand Dollars ($500,000) on such schedule and at such intervals as the Company and the Purchaser shall mutually agree, based upon the Company’s cash flow requirements demonstrated by the Company pursuant to periodic budgets presented by the Company and approved in writing by the Purchaser (the “Budgets”). Any loans by the Purchaser to the Company pursuant to this Section 5.13 shall be made pursuant to one or more promissory notes, loan agreements and other documents and instruments (collectively, the “Working Capital Notes”) substantially in the form of the Initial Note, with such amendments to reflect the timing, and amount of such loans and such other changes as may be necessary or appropriate to reflect the terms hereof, including this Section 5.13. The Company shall use the funds provided by the Purchaser pursuant to the Working Capital Notes solely in accordance with the Budgets. Without limiting the generality of the foregoing, the Company shall not use any of the funds provided pursuant to this Section 5.13 for any of the following purposes: (i) distributions, dividends or other payments of any kind or nature to, or as a bond, surety or guarantee with respect to any obligations of, any Affiliate, director, officer or employee of the Company (including without limitation any Seller), other than salary (provided applicable withholdings are made) at levels or pursuant to agreements or arrangements in effect as of the date hereof and reimbursement of expenses in accordance with the policies and practices of the Company in effect as of the date hereof; (ii) payments of any kind or nature to any of the consultants party to the Consulting Contracts; and (iii) the making of any loans by the Company of any kind or nature. At the request of the Purchaser, the Company shall provide the Purchaser with an accounting of the uses of the funds loaned to the Company pursuant to this Section 5.13.

5.14 Disclosure; Schedule Updates. Between the date of this Agreement and the Closing Date, the Company and the Sellers, on the one hand, and the Purchaser, on the other hand, will be entitled to update the Disclosure Schedules hereto pertaining to their respective representations and warranties hereunder to the extent that information contained in such Disclosure Schedules becomes untrue or incomplete or inaccurate after the date hereof due solely to events occurring after the date hereof other than as a result of a breach by the Company or the Sellers, on the one hand, or the Purchaser on the other hand, of their respective covenants contained herein; provided, however, that no party hereto shall be entitled to update its Disclosure Schedules with respect to any events occurring after the date hereof that (taken together with any and all prior updates of the Disclosure Schedules by such party) constitute a material breach of any representation or warranty made by such party hereunder or that constitute a Material Adverse Effect with respect to such party.

5.15 Seller Notes. Between the date hereof and the earlier of the termination of this Agreement and the Closing, the Sellers shall not demand any repayment or exercise any right or entitlement (including in connection with any bankruptcy, insolvency or similar proceedings or actions) or take any other action under, pursuant to, or in connection with any indebtedness of the Company to the Sellers, it being understood and agreed that, following the date hereof, the Sellers shall not be entitled to any repayment of any such indebtedness.

6. CLOSING CONDITIONS TO PURCHASER’S OBLIGATIONS The obligations of Purchaser to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date or waiver in writing by Purchaser:

6.1 Representations and Warranties. The representations and warranties of Company and the Sellers to Purchaser contained herein (and in any certificates delivered by Company and Sellers pursuant hereto) will be true and correct as of the Closing Date (taking into account any updates to Disclosure Schedules permitted by Section 5.14 hereof).

6.2 Compliance with Covenants. All of the covenants to be complied with and performed by Company and the Sellers on or before the Closing Date shall have been duly complied with and performed.

6.3 PTP Receivable. The Company shall have received cash payment in full of the outstanding PTP receivable in the amount of $2,395,000 represented by Company invoices 10227, 06-007, 07-001, 07-002, 07-003, 07-004, 07-008, 07-009, 07-010, 07-011, 07-012, 07-013, 07-014, 07-015, 07-016, 07-017, 07-018, 07-019, 07-020, 07-021 and 07-022, and the Purchaser shall have verified to its satisfaction the receipt of such account(s) receivable.

6.4 Closing Documents to be Delivered by Company and Sellers. On the Closing Date, Company and Sellers shall deliver to Purchaser:

(a) certificates representing the Company Common Stock, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of Company;

(b) the stock book, stock ledger, minute book and corporate seal of Company;

(c) copies of resolutions of Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of Company’s Articles of Incorporation and Bylaws, as amended, all as certified by Company’s corporate secretary;

(d) the consents, Permits, waivers, approvals and notices contemplated by Sections 6.5 and 6.6 hereof;

(e) a cross-receipt executed by each Seller, in a form reasonably satisfactory to Purchaser and Sellers;

(f) an IRS Form W-9, completed by each Seller, in a form reasonably satisfactory to Purchaser;

(g) certificates from the State of Colorado and from each jurisdiction where Company is qualified to do business as a foreign corporation, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing of Company in such jurisdictions;

(h) an affidavit of non-foreign status of each of Sellers dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Regulations thereunder such that Purchaser is exempt from withholding any portion of the Purchase Price;

(i) amendments to each of the Key Employee Employment Agreements referenced in Section 6.7, executed by the Company and each Key Employee;

(j) the Seller Non-Competition, Non-Solicitation and Non-Disclosure Agreements referenced in Section 6.8, executed by each Seller;

(k) the Seller Employment Agreements referenced in Section 6.9, executed by each Seller;

(l) the Stockholders Voting Agreement referenced in Section 6.10 executed by the Sellers;

(m) the amendments or replacements of the Consulting Contracts referenced in Section 6.12;

(n) evidence of assignment of the ECSI obligations and liabilities referenced in Section 6.13;

(o) the resignations effective immediately upon the Closing of each of the directors and officers of Company contemplated by Section 6.14;

(p) evidence of the cancellation of indebtedness of the Company to the Sellers referenced in Section 6.15 and evidence of the repayment or cancellation and termination of indebtedness of the Sellers to the Company referenced in Section 6.16;

(q) an opinion from counsel to Company and Sellers, addressed to Purchaser and its successors, and dated as of the Closing Date, in the form attached hereto as Exhibit F; and

(r) a certificate executed by Company and each Seller attesting that Company and each Seller has complied with all conditions set forth in Section 6 hereof, in form and substance reasonably satisfactory to the Purchaser.

6.5 Required Third Party Consents. For each of the Contracts and Leases for which the consent, Permit, waiver or other approval of, or giving of notice to, a third party, as the case may be, is required in order for such Contract or Lease, as the case may be, to continue in effect following the Closing on the same terms as in effect on the date hereof (including, without limitation, those listed on Schedule 3.6, Schedule 3.13, or Schedule 3.22(a) hereto), Company and Sellers shall have obtained all required consents, Permits, waivers or other approvals of, or have given any required notice to, any such third parties without modification of any material provision of any such Contract or Lease.

6.6 Governmental Consents, Approval and Waivers. The parties shall have received any consents, Permits, approvals and waivers of any Governmental Authority required in order for the parties to consummate the transactions contemplated hereby, including without limitation, those listed on Schedule 3.6 hereto.

6.7 Execution of Amendments to the Key Employee Employment Agreements. The Company and each of the Key Employees shall have entered into amendments to the Key Employee Employment Agreements, which amendments shall be substantially in the forms of Exhibits I-1 through I-4 hereto.

6.8 Execution of Seller Non-Competition, Non-Solicitation and Non-Disclosure Agreements. The Sellers shall have entered into a non-competition, non-solicitation and non-disclosure agreement with Purchaser, substantially in the form of Exhibit C hereto (the “Seller Non-Competition, Non-Solicitation and Non-Disclosure Agreements”).

6.9 Execution of Seller Employment Agreements. The Sellers shall have each executed entered into employment agreements with Company in the form of Exhibit D hereto (the “Seller Employment Agreements”).

6.10 Execution of Stockholders Voting Agreement. Each Seller shall have executed the Stockholders Agreement (the “Stockholders Agreement”), substantially in the form of Exhibit E hereto.

6.11 Termination of Existing Company Stockholders Agreement. The existing stockholders agreement of the Company dated February 27, 2004 shall have been terminated, and Purchaser shall have received evidence thereof satisfactory to Purchaser. .

6.12 Amendment or Replacement of Consulting Contracts. Each of the Consulting Contracts shall have been amended or replaced in accordance with Section 2.6(b).

6.13 Assignment of ECSI Obligations and Liabilities. Any and all obligations and liabilities of the Company (including without limitation any receivable or payables) with respect to ECSI or that certain Settlement Agreement, dated as of October 9, 2007, by and between the Company and ECSI shall have been assigned to the Sellers, pursuant to an instrument in form and substance satisfactory to the Purchaser.

6.14 Resignations. Purchaser shall have received the resignations of each director and officer of the Company, in a form satisfactory to Purchaser.

6.15 Indebtedness to Sellers. Any and all indebtedness of the Company to the Sellers shall have been cancelled and terminated, with no further obligations of the Company related thereto, and Purchaser shall have received evidence satisfactory to Purchaser thereof.

6.16 Indebtedness of Sellers. Any and all indebtedness of the Sellers to the Company shall have been repaid in full or otherwise cancelled and terminated, and Purchaser shall have received evidence satisfactory to Purchaser thereof.

6.17 No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to the Company.

7. CLOSING CONDITIONS TO COMPANY’S AND SELLERS’ OBLIGATIONS. The obligations of each of the Company and the Sellers to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date or waiver in writing by the Company and the Sellers:

7.1 Representations and Warranties. The representations and warranties of Purchaser to Company and Sellers contained herein will be true and correct as of the Closing Date (taking into account any updates to Disclosure Schedules permitted by Section 5.14 hereof).

7.2 Compliance with Covenants. All of the covenants to be complied with or performed by Purchaser on or before the Closing Date shall have been duly complied with and performed.

7.3 Closing Documents to be Delivered by Purchaser. On the Closing Date, Purchaser shall deliver to Company and/or Sellers, as applicable:

(a) the Closing Date Cash Payment provided in Section 2.1;

(b) the Promissory Notes provided in Section 2.1;

(c) copies of resolutions of Purchaser’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of Purchaser’s Certificate of Incorporation and Bylaws, as amended, all as certified by Purchaser’s corporate secretary;

(d) an executed cross-receipt, in a form reasonably satisfactory to Purchaser and Sellers;

(e) the Seller Non-Competition, Non-Solicitation and Non-Disclosure Agreements, executed by Purchaser.

(f) the Seller Employment Agreements, duly executed by Purchaser and the Company;

(g) the cancellation of the Initial Note and the Working Capital Notes;

(h) the Stockholders Agreement, duly executed by Purchaser and the other parties thereto (other than the Sellers);

(i) an opinion from counsel to Purchaser, addressed to Sellers, and dated as of the Closing Date, in the form attached hereto as Exhibit G; and

(j) a certificate executed by the Purchaser attesting that the Purchaser has complied with all conditions set forth in Section 7 hereof, in a form reasonably satisfactory to Sellers.

7.4 Governmental Consents and Waivers. The parties shall have received any consents, Permits, approvals and waivers of any Governmental Authority required in order for the parties to consummate the transactions contemplated hereby.

7.5 Election to Purchaser Board. Wurtsmith shall have been appointed to Purchaser’s Board of Directors, effective upon the Closing.

8. INDEMNIFICATION.

8.1 Indemnification by the Seller. Sellers shall jointly and severally indemnify and hold Purchaser, its Affiliates and Company (from and after the Closing) and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Purchaser Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from:

(a) the inaccuracy in or breach of any representation or warranty made by any Seller or Company;

(b) the non-fulfillment by any Seller or the Company (prior to the Closing) of any unwaived covenant or agreement, in each case as contained in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto;

(c) that certain Amata Management Agreement by and between the Company and Keal Corporation, the termination of such agreement, or any event or other matter in any manner related or resulting from such agreement;

(d) the failure of the Company to pay its payroll when originally due or to fail to withhold or pay any payroll Taxes at any time prior to the Closing, such indemnification shall include without limitation any Losses resulting from any claims by employees or any Losses resulting from any non-compliance with Laws in connection with such failure;

(e) the litigation and settlement matters described on Schedule 3.14;

(f) the failure of Excell or any other Person who is entitled to any brokerage, finder’s or other contingent fee or commission or similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Seller to be registered and/or licensed as required under applicable Law and/or any non-compliance of any such Person with applicable Laws in connection with the offer of the Company Common Stock and/or the transactions contemplated hereby; or

(g) enforcing the Purchaser Parties’ indemnification rights provided for hereunder.

8.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify each Seller, its Affiliates and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Seller Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by Purchaser, or (ii) the non-fulfillment or breach of any unwaived covenant or agreement, in each case as made by or on behalf of the Purchaser in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto or (b) enforcing the Seller Parties’ indemnification rights provided for hereunder.

8.3 Survival of Representations and Warranties. Notwithstanding any right of the parties fully to investigate the affairs of each other and notwithstanding any knowledge of facts determined or determinable by a party hereto pursuant to such investigation or right of investigation, the parties have the right to rely fully upon the representations and warranties of the other parties contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, after the Closing (a) the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.30 and 3.31 and Sections 4.1, 4.2, 4.3, 4.4, 4.8, 4.9 and 4.10, shall survive without limit, (b) the representations and warranties made in Sections 3.17, 3.19, 3.21, and 3.35, and any and all claims based upon fraud or willful misconduct shall survive until thirty (30) days after the expiration of the applicable statute of limitation, and (c) all other representations and warranties shall survive until the date eighteen (18) months after the Closing Date. Each representation and warranty described in clauses (a), (b) and (c) of the immediately preceding sentence shall further survive if the party asserting such claim shall have in good faith provided written notice to the party against which such claim is asserted in accordance with Section 14 on or prior to the applicable date referenced in clauses (a), (b) and (c) of the immediately preceding sentence.

8.4 Certain Limitations on Indemnification Obligations.

(a) Basket Amount. Except as otherwise expressly provided in this Section 8, the Purchaser Parties and Seller Parties shall not be entitled to receive any indemnification payments under Section 8.1, 8.2 or 8.4 in connection with the inaccuracy in or breach of any representation or warranty, until the aggregate amount of Losses incurred by the Purchaser Parties or Seller Parties, as the case may be, exceeds Seventy-Five Thousand Dollars ($75,000) (the “Basket Amount”), and Sellers or the Purchaser (as applicable) shall only be liable for the amount of all such Losses that exceeds the Basket Amount; provided that no Losses for any particular breach or failure or matter for which a party is entitled to indemnification shall be included in the calculation of the Basket Amount unless the Losses related to that particular breach, failure or matter exceeds Five Thousand Dollars ($5,000 (the “Minimum Claim Size”)).

(b) Maximum Aggregate Amount. Except as otherwise expressly provided in this Section 8, the maximum aggregate amount of indemnification payments under this Section 8 in connection with the inaccuracy in or breach of any representation or warranty to which the Purchaser Parties or Seller Parties shall be entitled to receive, upon the triggering of any indemnification obligation hereunder, shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Cap”).

(c) Exceptions to Limitations. Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon (i) any breach of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.11, 3.15, 3.17, 3.19, 3.21, 3.28, 3.29, 3.30, 3.31 and 3.35 and Sections 4.1, 4.2, 4.3, 4.4, 4.8, 4.9, and 4.10, (ii) the indemnity provided for under Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(f) hereof and/or (iii) claims based upon breaches of covenants herein shall not be subject to or included in the determination of (x) the Basket Amount or the Minimum Claim Size set forth in Section 8.4(a) or (y) the Cap; provided that such indemnification payments shall be subject to a maximum aggregate indemnification limitation equal to Thirteen Million Dollars ($13,000,000) (the “Maximum Aggregate Indemnification Limitation”), reduced as follows: (i) on the date that is eighteen (18) months after the Closing Date, the Maximum Aggregate Indemnification Limitation shall be reduced by Fifteen Percent (15%) to Eleven Million Fifty Thousand Dollars ($11,050,000) and (ii) on the date that is thirty (30) months after the Closing Date, and on each twelve (12) month anniversary of such date thereafter, the Maximum Aggregate Indemnification Limitation shall be reduced by an additional Fifteen Percent (15%). For purposes of clarity and illustration the following shall be the Maximum Aggregate Indemnification Limitation for the periods presented:

Maximum Aggregate Indemnification
Months after Closing Date	Limitation
0-18	$13,000,000
19-30	$11,050,000
31-42	$9,392,500
43-54	$7,983,625
55-66	$6,786,081

Notwithstanding anything herein to the contrary, the Cap will remain unchanged following the Closing.

8.5 Satisfaction of Sellers’ Indemnity Obligations. The indemnification obligations of the Sellers to the Purchaser, the amount of which has been finally determined under this Section 8 or agreed to by the Sellers, shall be satisfied as follows:

(a) first, by either:

(i) set-off against, and cancellation of, a number of Holdback Shares equal to the quotient obtained by dividing (i) the amount of Losses finally determined to be owed by the Sellers, or agreed to by the Sellers, pursuant to their indemnification obligations hereunder, by (ii) the volume-weighted average closing price of the Purchaser common stock (as quoted on the OTC Bulletin Board or such other exchange or quotation system as the Purchaser common stock shall then be traded) for the twenty (20) trading days immediately preceding the date on which such amount of Losses is finally determined or agreed to; or

(ii) by set-off against any Earn-Out Payment owed by Purchaser; or

(b) second, by set-off against amounts owed by the Purchaser under the Promissory Notes in accordance with the terms thereof; or

(c) third, by direct monetary payment by the Sellers to the Purchaser.

The indemnification remedy or remedies sought by the Purchaser under Section 8.5(a)(i)-(ii) shall be at the option and in the discretion of the Purchaser; provided, that the Purchaser shall have exhausted recovery pursuant to Section 8.5(a) prior to seeking recovery pursuant to Section 8.5(b), and shall have exhausted recovery pursuant to Section 8.5(a) and (b) prior to seeking recovery pursuant to Section 8.5(c). With respect to recovery by the Purchaser against the Promissory Notes, Holdback Shares and/or Earn-Out Payments, the Purchaser’s recovery shall, to the extent possible, be made on the basis of each Seller’s Pro Rata Share of the amount owed to the Purchaser.

With respect to the Holdback Shares, the Sellers hereby grant a first priority security interest in, and pledge and instruct Purchaser to set aside and hold, certificates representing the Holdback Shares issued pursuant to this Agreement in order to provide security for the Sellers indemnification obligations hereunder.

8.6 Defense of Claims. In the case of any claim for indemnification under Section 8.1 or 8.2 arising from a request for information, audit or claim of a third party (including the IRS or any Governmental Authority), an indemnified party shall give prompt written notice and, subject to the following sentence, in no case later than ten (10) Business Days after the indemnified party’s receipt of notice of such request for information, audit or claim, to the indemnifying party of any request for information, audit, claim, suit or demand of which such indemnified party has Knowledge and as to which it may request indemnification hereunder. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party shall have the right to defend and to direct the defense against any such request for information, audit, claim, suit or demand, in its name and at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party; provided, however, the indemnifying party shall not have the right to defend or direct the defense of any such request for information, audit, claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor. If the indemnifying party elects, and is entitled, to compromise or defend such request for information, audit or claim, it shall within thirty (30) days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the request and expense of the indemnifying party, cooperate in the defense of such request for information, audit, claim, suit or demand. If the indemnifying party elects not to compromise or defend such request for information, audit or claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such request for information, audit or claim. Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such request for information, audit, claim, suit or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss. The indemnifying party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any request for information, audit or claim by a third party; provided that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the indemnifying party’s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any request for information, audit or claim over the commercially reasonable objection of the indemnified party; provided, however, that consent by the indemnified party to settlement or compromise shall not be unreasonably withheld or delayed. The indemnified party shall have the right to participate in the defense of any request for information, audit, claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the indemnified party; provided, however, that, in the case of any request for information, audit, claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

8.7 Non-Third Party Claims. Any claim which does not result in a third party claim shall be asserted by a written notice to the other party or parties and shall be identified as a “DIRECT INDEMNITY CLAIM NOTICE.” The recipient of such notice shall have a period of thirty (30) days after receipt of such notice within which to respond thereto. During such thirty (30) day period, the recipient shall have the right to cure any applicable breach of this Agreement. If the recipient does not respond within such thirty (30) days, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under this Section 8.

8.8 Further Limitations Upon Seller Parties’ or Purchaser Parties’ Indemnification Obligations. The indemnification obligations of the Seller Parties to the Purchaser Parties, or the Purchaser Parties to the Seller Parties, shall be net of any tax benefit actually realized in connection with a liability, damage, expense or loss indemnified hereunder, but after giving effect to any tax which may be required to be paid on the indemnification payment. A tax adjustment indemnified hereunder which involved only a change in the year in which an amount is includible in income or deductible and no other loss shall be indemnified only to the extent of the interest, additions to tax and penalties resulting from such adjustment. In addition, the Seller Parties shall not be required to indemnify the Purchaser Parties for any claim to the extent that the Purchaser or the Company receives insurance proceeds with respect to such claim based on insurance policies that have been maintained by the Purchaser or the Company and are paid current and in place at the Closing Date; provided, that nothing herein shall obligate the Purchaser or the Company to seek any insurance or to make any insurance claim following the Closing.

8.9 Liability of the Company. Purchaser shall not after the Closing make any claim against Company in respect of any representation, warranty, covenant or any other obligation of Company to Purchaser hereunder or under any other Transaction Document to which Company is a party.

8.10 Tax Treatment. Unless otherwise required by applicable law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

8.11 No Waiver. The foregoing indemnification provisions in this Section 8 (including without limitation the provisions of Section 8.3 and Section 8.4) do not (a) waive or affect any claims for fraud or willful misconduct to which a party hereto may be entitled, or shall relieve or limit the liability of any party from any liability arising out of or resulting from fraud or willful misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein and (b) waive or affect any equitable remedies to which a party may be entitled.

8.12 No Right of Contribution Against Company. Sellers shall have no right to seek contribution from Company with respect to all or any part of any of a Seller’s indemnification obligations under this Section 8.

8.13 Exclusive Remedy. Except with respect to fraud or willful misconduct, the remedies provided for in this Section 8 shall be the sole and exclusive remedies of the parties hereto and their Affiliates and their respective shareholders, trustees, officers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement. The foregoing shall not limit any party’s rights to seek equitable remedies.

9. TERMINATION.

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of Sellers and Purchaser;

(b) by Sellers and Company, if the Closing shall not have occurred by June 30, 2008, so long as neither Company nor any Seller is in material default or breach hereunder;

(c) by Purchaser, if the Closing shall not have occurred by June 30, 2008, so long as Purchaser is not in material default or breach hereunder;

(d) by Purchaser, if Sellers or Company have committed a breach of any provision of this Agreement that (if capable of cure) has not been cured within twenty (20) days of written notice of such breach;

(e) by Company and Sellers, if Purchaser has committed a breach of any provision of this Agreement that (if capable of cure) has not been cured within twenty (20) days of written notice of such breach;

(f) by Purchaser, if there has been a Material Adverse Effect with respect to the Company;

(g) by Purchaser, (i) if the Company shall have instituted any proceeding (A) seeking a declaration or entailing a finding that the Company is insolvent under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, or any other similar law now or hereafter in effect, or (B) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for the Company or for all or any substantial part of the Company’s property, or (ii) a proceeding shall have been instituted by any third party in respect of the Company (A) seeking a declaration or entailing a finding that the Company is insolvent under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, or any other similar law now or hereafter in effect, or (B) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for the Company or for all or any substantial part of the Company’s property; or

(h) by either Purchaser on the one hand or Sellers and Company on the other hand, if an order, decree, ruling, judgment or injunction has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable.

9.2 Effect of Termination. If this Agreement is terminated as provided in Section 9.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the confidentiality obligations of Purchaser, Sellers and Company described in Section 5.7 will survive any such termination; provided further that no such termination will relieve Purchaser, on the one hand, or Sellers or Company, on the other hand, from liability for (i) any willful breach of any representation or warranty made by such party or parties hereunder, (ii) any breach of any covenant or agreement of such party or parties hereunder, or (iii) any fraud or willful misconduct, in each case described in clauses (i) through (iii) above, prior to such termination, and in the event of such breach the parties hereto shall be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement. Notwithstanding anything herein to the contrary, in the event of termination of this Agreement for any reason, Purchaser shall have all rights and remedies under and pursuant to the Initial Note and the Working Capital Notes.

(a) Notwithstanding the foregoing Section 9.2(a), upon the occurrence of a Post-Signing Event, the Purchaser may either (x) terminate this Agreement after the applicable cure period, with the only obligation of the Company and/or Sellers to Purchaser the rights and remedies under and pursuant to the Initial Note and the Working Capital Notes; or (y) waive, in writing, the Post-Signing Event as a cause for termination and permit the Company and the Sellers to update the Disclosure Schedule.

10. POST CLOSING MATTERS. Following the Closing Date, the parties agree as follows:

10.1 Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement each of the parties will take such further action (including the execution and delivery of such further instruments and documents including but not limited to any amendments and/or restatements to or of the Stockholders Agreement) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 8 hereof). Sellers acknowledge and agree that from and after the Closing Purchaser will be entitled to possession of and Sellers will provide to Purchaser all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to Company.

10.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving Company, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 8 hereof).

10.3 Transition; Standard Employee NDAs. Neither Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing. Each Seller will refer all customer inquiries relating to the business of Company to Company from and after the Closing. In addition, after the Closing, Purchaser and Sellers shall cause Company, and Sellers shall use Reasonable Best Efforts, and cooperate with Purchaser, to cause each employee of Company who will continue as an employee following the Closing to enter into Purchaser’s Standard Non-Disclosure and Assignment of Inventions Agreements, substantially in the form of Exhibit B hereto (the “Standard Employee NDA(s)”).

10.4 Confidentiality. Each Seller will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in Seller’s possession. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 10.4. If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use its best efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information, which is generally available to the public immediately prior to the time of disclosure.

10.5 Books and Records. Each party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”). The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 10.5 shall be kept confidential pursuant to Section 10.4 (which shall continue to apply to this extent following the Closing Date) by the party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use.

10.6 Cooperation and Records Retention. Company, Sellers and Purchaser each shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for any Taxes; (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period; and (iv) cooperate with respect to closing the books of Company and filing a tax return for Company as of the Closing Date. The party requesting any such assistance or information shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such assistance or information.

10.7 Preemptive Rights. Subject to the terms and conditions of this Section 10.7 and applicable securities laws, if, during the eighteen (18) month period immediately following the Closing, the Purchaser proposes to offer or sell any New Securities, the Company shall first offer a pro-rata share of such New Securities to each Seller.

(a) The Purchaser shall give notice (the “Offer Notice”) to each Seller, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Purchaser within twenty (20) days after the Offer Notice is given, each Seller may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities set aside by the Purchaser’s board of directors for purchase by existing investors which equals the proportion that the Common Stock issued and held by such Seller or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities held by such Seller bears to the total Purchaser Common Stock issued and held or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities outstanding.

(c) If all New Securities referred to in the Offer Notice eligible to be purchased by the Sellers pursuant to this Section 10.7 are not elected to be purchased or acquired by the Sellers as provided in Section 10.7(b), the Purchaser may offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Purchaser does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Sellers in accordance with this Section 10.7.

(d) The right of first offer in this Section 10.7 shall not be applicable to Exempted Securities.

(e) The right of first offer set forth in this Section 10.7 shall terminate with respect to any Seller who fails to purchase, in any transaction subject to this Section 10.7, all of such Seller’s pro rata amount of the New Securities allocated (or, if less than such Seller’s pro rata amount is offered by the Purchaser, such lesser amount so offered) to such Seller pursuant to this Section 10.7.

10.8 Registration Statement.

(a) Subject to receipt of necessary information from the Sellers, including completion of a questionnaire customary in form and substance for such purpose, the Purchaser will, in no event later than six (6) months following the Closing Date, prepare and file with the SEC a Registration Statement on Form S-3 (or, if the Purchaser is ineligible to utilize such form, on Form S-1) to permit a public offering and resale of the Purchaser Shares under the Securities Act on a continuous basis under Rule 415 under the Securities Act. The Purchaser acknowledges that the plan of distribution contemplated by such Registration Statement may include offers and sales through underwriters or agents, offers and sales directly to investors, block trades and such other methods of offer and sale as a Seller may request. The Purchaser will use reasonable commercial efforts to cause the Registration Statement to be declared effective by the SEC within 120 days following the filing thereof. The Purchaser will use reasonable commercial efforts to cause such Registration Statement to remain effective until such time as all of the shares of Purchaser Common Stock designated thereunder are sold.

(b) The Purchaser shall not be required to effect more than one (1) registration pursuant to the first sentence of paragraph (a) above.

(c) The expenses of the registration pursuant to this Section 10.8 shall be paid by the Purchaser.

(d) The Purchaser may delay the filing or effectiveness of any registration statement for a period of up to 120 days following the date on which the registration statement is due to be filed in accordance with paragraph (a) above or is eligible to become effective under the Securities Act, as the case may be, if at such time: (i) the Purchaser is engaged, or has fixed plans to engage within 60 days of such time, in a firm commitment underwritten public offering, or (ii) the Purchaser furnishes to the Sellers a certificate signed by a senior executive officer of the Purchaser stating that the Purchaser is engaged in any other activity which, in the good faith determination of the Purchaser’s Board of Directors, is a material non-public event which would be adversely affected by the registration to the material detriment of the Purchaser; provided, however, that the Purchaser may not utilize the right set forth in this paragraph (d) more than once in any 12-month period.

(e) In connection with any registration pursuant to this Section 10.8, Purchaser shall, as promptly as practicable:

(i) prepare and file with the SEC such amendments and supplements to the Registration Statement or prospectus as may be necessary to comply with the provisions of the Securities Act with respect to the sale or disposition of all securities covered by the Registration Statement;

(ii) furnish to the Sellers copies of the preliminary and final prospectus and other documents in such number as they may reasonably request in order to facilitate the disposition of Purchaser Shares owned by them;

(iii) use all reasonable efforts to register and qualify the Purchaser Shares covered by such registration statement under such other securities or blue sky laws of the jurisdictions as shall be required by applicable Law, provided that the Purchaser shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(iv) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter of such offering; and

(v) notify each holder of Purchaser Shares covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

10.9 Tax Matters.

(a) Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Any Tax Returns filed pursuant hereto must be consistent with the calculation of Net Worth. No later than twenty (20) days prior to filing, Sellers shall deliver to Purchaser all such Tax Returns and any related work papers and shall permit Purchaser to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Sellers shall timely pay to the appropriate taxing authority any Taxes of Company with respect to such periods to the extent such Taxes were not included as a liability in the calculation of Actual Net Worth. The costs, fees and expenses related to the preparation of such Tax Returns shall be estimated and accrued as a liability of Company for purposes of calculating Net Worth and shall be payable by Company.

(b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, Purchaser shall prepare or cause to be prepared in a manner consistent with the prior Tax Returns of Company and file or cause to be filed any such Tax Returns. Purchaser shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers. Any Taxes of Company with respect to the portion of such period ending on the Closing Date, to the extent such Taxes were not included as a liability in the calculation of Actual Net Worth, shall be paid in cash by the Sellers. The costs, fees and expenses related to the preparation of such Tax Returns shall be paid by Purchaser or Company. For purposes of this Section 10.9(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Company.

(c) Tax Sharing Agreements. All Tax Sharing Agreements or similar agreements with respect to or involving Company shall, unless otherwise agreed to by Purchaser, be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder.

(d) Further Efforts. The Purchaser and the Sellers further agree, upon request, to use their Reasonable Best Efforts (without expense to the Sellers) to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

10.10 338(h)(10) Election. The Purchaser and the Sellers shall jointly make a timely election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10) of the Treasury regulations (and any comparable election under state or local laws) (collectively, the “Election”) with respect to the acquisition of the Company Common Stock. The purchase price for the Company Common Stock shall be allocated among the assets of the Company based upon the fair market value of the assets of the Company at the time of Closing for purposes of completing all forms of any nature necessary to effectuate the Election (including, but not limited to, Internal Revenue Service Form 8023, Corporate Qualified Stock Purchase, Form 8883 and any similar forms under applicable state or local law) (the “Section 338 Forms”) in accordance with applicable U.S. Treasury regulations. Within one hundred twenty (120) days after the Closing, Purchaser will delivery to the Sellers a statement containing the Purchaser’s allocation of the purchase price for the Company Common Stock among the assets of the Company (the (“Asset Allocation Statement”). The Asset Allocation Statement will be prepared in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign Law, as appropriate. The Purchaser shall permit the Sellers to review and comment on such Asset Allocation Statement at least ten (10) days prior to filing such Asset Allocation Statement, but shall have no obligation to make any changes requested by the Sellers. Based on allocation set forth in the Asset Allocation Statement, the Purchaser and the Sellers shall jointly prepare the Section 338 Forms and the Purchaser and the Company shall execute and deliver the Section 338 Forms to one another for filing. The Company and the Purchaser shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and in accordance with this Agreement. The Company and the Purchaser shall report the acquisition by the Purchaser of the Company Common Stock pursuant to this Agreement consistent with the Election and shall take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any taxing authority, or otherwise. The Purchaser agrees to provide the Sellers written instructions in accordance with applicable Law as to what is necessary to file a timely, valid Election. The Sellers and the Company agree to comply with such reasonable instructions. The Purchaser on the one hand and the Sellers on the other hand shall promptly inform each other of any challenge by any Tax authority to any allocation made pursuant to this Section 10.10; provided, however, that the Purchaser shall be fully responsible for conducting and managing such challenge.

10.11 Seller Guarantees. Following the Closing, the Purchaser agrees to use commercially reasonable to, and commercially reasonable efforts to cause the Company to, remove any personal guarantee by the Sellers with respect to indebtedness of the Company outstanding as of the Closing Date.

11. EXPENSES. Except as otherwise expressly set forth elsewhere in this Agreement, Purchaser shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees. Company and Sellers shall bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees (except as otherwise expressly set forth herein with respect to any such fees owed to Excell or except as otherwise included as a liability for in the determination of Actual Net Worth), for periods on or before the Closing Date. Sellers shall bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including, without limitation, any related broker’s or finder’s fees, subject to the provisions of this Agreement. Sellers shall pay all applicable Taxes, if any, which are due as a result of the transfer of the Company Common Stock in accordance herewith.

12. FURTHER ASSURANCES. From time to time at or after the Closing Date, at the request of the other, Purchaser and Sellers each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated hereby, including the execution and delivery of such instruments and agreements as may be reasonably necessary or advisable to fully effect the transfer of the Company Common Stock to Purchaser.

13. AMENDMENT; BENEFIT AND ASSIGNABILITY. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Company, Sellers and Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. Sellers acknowledge and agree that Purchaser may merge with or be acquired by another business entity after Closing, and any successor business entity will have all of the rights and remedies of Purchaser hereunder. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchaser may assign all or any portion of this Agreement to any Affiliate of Purchaser, provided that Purchaser shall remain obligated for the payment of the Purchase Price and the performance of this Agreement.

14. NOTICES. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If to Company: Amata, Inc.

400 Inverness Parkway, Suite 310
Englewood, CO 80112
Attention: Shawn F. Wurtsmith, President and CEO
Fax: (303) 790-1102 If to Sellers:	Shawn F. Wurtsmith

6380 South Netherland Circle
Centennial, CO 80016

Email: swurtsmith@comcast.net

Robert L. Cheney
3958 Scarlet Oak Ct
Castle Rock, CO 80109
Fax: (303) 663-0796

with a copy to:	Minor & Brown, PC
650 S. Cherry St., Ste. 1100
Denver, CO 80246
Attention: Timothy D. Scott
Fax: (303) 320-6330
If to Purchaser:	Horne International, Inc.

Metro Place IV
2677 Prosperity Avenue, Suite 300
Fairfax, VA 22031
Attention: Michael M. Megless, Chief Financial Officer
Fax: (703) 641-0440

with a copy to: Holland & Knight LLP

1600 Tyson’s Boulevard, 7th Floor
McLean, VA 22102
Attention: Jonathan F. Wolcott
Fax: (703) 720-8610

Notices shall be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via facsimile will be deemed given when actually received by the recipient, provided that by no later than two (2) days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence. Notices delivered by personal service shall be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

15. WAIVER. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

16. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement) and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

17. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles of signatures shall be deemed to be originals.

18. CONSTRUCTION. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

19. EXHIBITS AND DISCLOSURE SCHEDULES. The Exhibits and Disclosure Schedules to this Agreement are a material part of this Agreement.

20. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

21. CHOICE OF LAW. This Agreement is to be construed and governed by the laws of the Commonwealth of Virginia (without giving effect to principles of conflicts of laws). Purchaser, Company and each Seller irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any state court located in Fairfax County, Virginia or in the United States District Court, Eastern District of Virginia (or in any court in which appeal from such courts may be taken), and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

22. PUBLIC STATEMENTS. Immediately following the execution of this Agreement, Purchaser shall disseminate a press release in a form to be provided to Sellers prior to the date of this Agreement. Except for such press release, none of Purchaser, Sellers or Company, without the prior written approval of the other parties, shall make any other press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent required by Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange).

23. COUNSEL. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

24. REMEDIES. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any Law. Any such party will be entitled to (i) enforce such rights specifically, without posting a bond or other security, (ii) to recover damages by reason of a breach of any provision of this Agreement and (iii) to exercise all other rights granted by Law.

25. NO THIRD PARTY BENEFICIARIES. Except as set forth in Section 8 hereof with respect to the indemnification rights of the Purchaser Parties and the Seller Parties, this Agreement will not confer any rights upon any Person other than the parties hereto and their respective successors and assigns.

26. ATTORNEYS’ FEES. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof or to recover damages as a result of the alleged breach of any provision hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including without limitation reasonable attorneys’ fees.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:

HORNE INTERNATIONAL, INC.

By:
Name:
Title:

COMPANY:

AMATA, INC.

By:
Name:
Title:

SELLERS:

SHAWN F. WURTSMITH

ROBERT L. CHENEY